Exhibit 10.2

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

Global Eagle Acquisition Corp.,
a Delaware corporation;

EAGL Merger Sub Corp.,
a Delaware corporation;

Row 44, Inc.,
a Delaware corporation;

and

PAR Investment Partners, L.P.,
a Delaware limited partnership

___________________________

Dated as of November 8, 2012

___________________________

Page

Section 1.	Description of The Merger; Share Exchange	1

1.1	Merger of Merger Sub into the Company	1
1.2	Effect of the Merger	1
1.3	Closing; Effective Time	1
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5	Conversion of Shares	2
1.6	Closing of the Company’s Transfer Books	4
1.7	Exchange of Certificates	4
1.8	Appraisal Shares	5
1.9	Treatment of Company Options and Company Warrants	6
1.10	Share Repurchase Right	7
1.11	Backstop Fee Agreement	7
1.12	Tax Consequences	7
1.13	Further Action	7
1.14	Adjustments to Net Merger Consideration and Merger Shares	7
1.15	Parent Committee	9

Section 2.	Representations and Warranties of the Company	9

2.1	Organization; Qualification	9
2.2	Power; Authorization	9
2.3	Non-Contravention	10
2.4	Capitalization	10
2.5	No Violation or Default; Compliance with Legal Requirements	12
2.6	Brokers or Finders	13
2.7	Litigation	13
2.8	Title to Property and Assets	13
2.9	Intellectual Property	14
2.10	Disclosure	15
2.11	Financial Statements; Accounting Controls	15
2.12	Changes	16
2.13	Taxes	18
2.14	Insurance	19
2.15	Employee Matters	19
2.16	Related-Party Transactions	23
2.17	Permits	24
2.18	Subsidiaries	24
2.19	Agreements; Actions	24
2.20	Environmental and Safety Laws	26
2.21	Exclusive Rights	26
2.22	Real Property Holding Company	26
2.23	Records	26
2.24	Company Stockholder Approval	26

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2.25	Real Property	27
2.26	Information Supplied	27
2.27	No Discussions	27
2.28	Accredited Investors	27

Section 3.	Representations and Warranties of Parent and Merger Sub	27

3.1	Organization; Qualification	27
3.2	Power; Authorization	28
3.3	No Conflict; Consents	28
3.4	Valid Issuance	28
3.5	Capitalization	28
3.6	Merger Sub	29
3.7	SEC Filings; Financial Statements	29
3.8	Taxes	30
3.9	No Discussions	30
3.10	Parent Vote Required	30
3.11	Trust Account	31
3.12	Brokers or Finders	32

Section 4.	Certain Covenants of the Company and Par	32

4.1	Access and Investigation	32
4.2	Company Operations	32
4.3	Notification; Updates to Schedule of Exceptions	34
4.4	No Negotiations	34
4.5	Public Announcements	35
4.6	Trust Account Waiver	35
4.7	Notices and Consents	35
4.8	Company Stockholder Approval	35
4.9	Certain Company Covenants Related to Proxy Statement and Additional Parent Filings	36
4.10	Company Penny Warrants	36
4.11	2011 Equity Incentive Plan	36

Section 5.	Certain Covenants of Parent	36

5.1	Proxy Statement	36
5.2	Parent Operations	37
5.3	Public Announcements	37
5.4	No Other Transactions	38
5.5	Indemnification Agreements	38
5.6	Post-Closing Covenants of Parent	38

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Section 6.	Covenants of Company and Parent	39

6.1	Cooperation	39
6.2	HSR Act	39
6.3	Updates to Proxy Statement	39

Section 7.	Conditions Precedent to Obligations of Parent and Merger Sub	39

7.1	Accuracy of the Company’s Representations	39
7.2	Performance of Covenants	40
7.3	Parent Stockholder Approval	40
7.4	Required Consents	40
7.5	Agreements and Documents	40
7.6	Absence of Material Adverse Effect	41
7.7	Backstop Agreement	41
7.8	AIA Transactions	41
7.9	HSR Act	41
7.10	No Restraints	41
7.11	No Legal Proceedings; Bankruptcy	41
7.12	Appraisal Rights	42
7.13	Company Stockholder Approval	42

Section 8.	Conditions Precedent to Obligations of the Company	42

8.1	Accuracy of Representations	42
8.2	Performance of Covenants	42
8.3	Share Redemptions	42
8.4	Parent Stockholder Approval	42
8.5	Agreements and Documents	42
8.6	AIA Transactions	43
8.7	HSR Act	43
8.8	No Restraints	43
8.9	No Legal Proceedings; Bankruptcy	43
8.10	Trust Account	43
8.11	Company Stockholder Approval	43
8.12	Restated Parent Organizational Documents	43

Section 9.	Termination	44

9.1	Termination Events	44
9.2	Termination Procedures	45
9.3	Fees Payable by the Company	45

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9.4	Fees Payable by Parent	45
9.5	Effect of Termination	45

Section 10.	Indemnification, Etc	45

10.1	Survival of Representations, Etc	45
10.2	Indemnification	46
10.3	Exclusivity of Indemnification Remedies	48
10.4	No Contribution	48
10.5	Defense of Third Party Claims	48
10.6	Claims Relating to Securities	49
10.7	Security Interest in Escrow	49
10.8	Release of Escrow Shares to Satisfy Indemnification Claims	50
10.9	Materiality	50
10.10	Effect of Investigation	50

Section 11.	Miscellaneous Provisions	51

11.1	Stockholders’ Agent	51
11.2	Further Assurances	51
11.3	Fees and Expenses	52
11.4	Attorneys’ Fees	52
11.5	Notices	52
11.6	Time of the Essence	53
11.7	Headings	53
11.8	Counterparts	53
11.9	Governing Law; Venue	53
11.10	Successors and Assigns; Assignment	54
11.11	Remedies Cumulative; Specific Performance	54
11.12	Waiver	54
11.13	Amendments	54
11.14	Severability	54
11.15	Parties in Interest	55
11.16	Entire Agreement	55
11.17	Schedules of Exceptions	55
11.18	Waiver of Jury Trial	55
11.19	Release	55
11.20	Construction	56

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EXHIBITS

Exhibit A	-	Certain Definitions
Exhibit B	-	Form of Certificate of Merger
Exhibit C	-	Form of Post-Closing Restated Certificate of Incorporation of Surviving Corporation
Exhibit D	-	Post-Closing Directors of Parent
Exhibit E	-	Post-Closing Directors of Surviving Corporation
Exhibit F	-	Form of Escrow Agreement
Exhibit G	-	Form of Registration Rights Agreement
Exhibit H	-	Form of Post-Closing Restated Certificate of Incorporation of Parent
Exhibit I	-	Form of Post-Closing Restated Bylaws of Parent

LIST OF SCHEDULE OF EXCEPTIONS

Section 2.1	Organization; Qualification
Section 2.3	Non-Contravention
Section 2.4(c)	Exercise Price Adjustments
Section 2.4(e)	Capitalization
Section 2.4(f)	Table of Company Stockholders
Section 2.4(g)	Table of Company Optionholders
Section 2.4(h)	Preemptive Rights
Section 2.5	No Violation or Default
Section 2.6	Brokers or Finders
Section 2.7	Litigation
Section 2.8	Title to Property and Assets
Section 2.9(a)	Intellectual Property
Section 2.9(b)	Intellectual Property Exceptions
Section 2.11	Financial Statements; Accounting Controls
Section 2.12	Changes
Section 2.13	Taxes
Section 2.14	Insurance
Section 2.15(a)	Company Plans
Section 2.15(b)	Certain Company Plans
Section 2.15(i)	Employees, Consultants and Independent Contractors
Section 2.15(l)	Certain Employment Arrangements
Section 2.15(m)	Representations Regarding Equity Incentives
Section 2.15(o)	Certain Confidentiality Matters
Section 2.15(p)	Employee Release Matters
Section 2.15(s)	Labor Disputes
Section 2.18	Subsidiaries
Section 2.19	Material Contracts
Section 2.19(g)	Company Exclusivity Rights

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Section 2.20	Environmental and Safety Laws
Section 2.25(a)	Leased Real Property
Section 2.25(b)	Lease Defaults
Section 7.5	Required Consents
Section A	Material Terms of Performance Warrant

LIST OF PARENT SCHEDULE OF EXCEPTIONS

Section 3.1	Organization; Qualification
Section 3.8	Taxes
Section 3.12	Brokers or Finders

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AGREEMENT AND PLAN
OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization is made and entered into as of November 8, 2012 (the “Execution Date”), by and among Global Eagle Acquisition Corp., a Delaware corporation (“Parent”), EAGL Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Row 44, Inc., a Delaware corporation (the “Company”), and PAR Investment Partners, L.P., a Delaware limited partnership (“PAR”), in its capacity as Stockholders’ Agent and for certain specific purposes set forth on the signature page hereto.

Recitals

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

D. The definitions of all capitalized terms not otherwise defined in the text of this Agreement are set forth on Exhibit A hereto.

Agreement

NOW, THEREFORE, in consideration of the above stated premises, and such other consideration the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

Section 1.	Description of The Merger; Share Exchange.

1.1              Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2              Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3              Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McDermott Will & Emery, LLP, 340 Madison Avenue, New York, New York 10173, on a date and at a time to be mutually agreed to by Parent and the Company as soon as practicable, but no later than one (1) business day, after the satisfaction or waiver of the conditions set forth in Sections 7 and 8. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL in the form attached as Exhibit B hereto (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware.

1.4              Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a)               the Restated Certificate shall be amended and restated as of the Effective Time in the form set forth on Exhibit C hereto;

(b)               the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent and the Company;

(c)                the board of directors and executive officers of Parent immediately after the Effective Time (the “Board”) shall be as set forth on Exhibit D hereto;

(d)               the board of directors of the Surviving Corporation immediately after the Effective Time shall be as set forth on Exhibit E hereto; and

(e)                the executive officers of the Surviving Corporation immediately after the Effective Time shall be the executive officers of the Surviving Corporation immediately prior thereto.

1.5              Conversion of Shares.

(a)               Subject to Sections 1.5(c), 1.7 and 1.8, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any other Person:

(i)                 subject to Section 1.7(e), and except as set forth in Section 1.5(a)(ii), each share of (A) Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive that portion of a share of Parent Common Stock set forth on the Spreadsheet pursuant to Section 1.5(d)(i), and (B) Company Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive that portion of a share of Parent Common Stock set forth on the Spreadsheet pursuant to Section 1.5(d)(ii), in each case as adjusted pursuant to Section 1.14;

(ii)               each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished, and no other securities of Parent or any other corporation shall be issuable, and no payment or other consideration shall be made, with respect thereto; and

(iii)             each share of the common stock (par value $0.01 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b)               At any time or from time to time between the date of this Agreement and the Effective Time, if Parent declares or pays any dividend on Parent Common Stock payable in Parent Common Stock or in any right to acquire Parent Common Stock, or effects a subdivision of the outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock (by stock dividends, combinations, splits, recapitalizations and the like), or if the outstanding shares of Parent Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Parent Common Stock, then the Parent Share Price (including the dollar amounts referred to in the definition of Parent Share Price) and the Share Exchange Ratio shall be appropriately adjusted.

(c)                No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock shall, upon surrender of such holder’s Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Share Price.

(d)               As soon as possible, but in any event no later than three (3) business days, prior to the Effective Time, the Company shall deliver to Parent and the Exchange Agent the Spreadsheet. For purposes of this Agreement, “Spreadsheet” means a spreadsheet which shall be certified as complete and correct by an officer of the Company, which shall include, as of immediately prior to the Effective Time: (i) the fraction of a share of Parent Common Stock into which one share of Company Common Stock shall be converted as a result of the Merger; (ii) for each series of Company Preferred Stock, the fraction of a share of Parent Common Stock into which one share of such series of Company Preferred Stock shall be converted as a result of the Merger; (iii) the dollar value of one share of Company Common Stock in connection with the transactions contemplated hereby (the “Implied Merger Consideration Per Company Common Share”); (iv) (A) the names of all Company Stockholders and their respective addresses, (B) the number and type of shares of Company Capital Stock held by each Company Stockholder, (C) where applicable, the respective certificate numbers held by each Company Stockholder, and (D) the number of Closing Total Merger Shares to be paid to each Company Stockholder at Closing in respect of each type of shares of Company Capital Stock held by such Company Stockholder; (v) (A) the names of all holders of Company Options and their respective addresses, (B) the number and type of shares of Company Capital Stock underlying each Company Option held by each such holder, (C) the grant date, expiration date, exercise price per share, vesting schedule and vested status of each Company Option held by each such holder and (D) the number of Company Option Settlement Shares issuable with respect to such Company Option in accordance with Section 1.9(a)(i); (vi) (A) the names of all holders of Company Warrants and their respective addresses; (B) the number and type of shares of Company Capital Stock underlying the Company Warrants held by each such holder, (C) the grant date, expiration date, exercise price per share, vesting schedule and vested status of each Company Warrant held by each such holder, (D) the number of shares of Parent Common Stock for which such Company Warrant shall be exercisable as a result of Section 1.9(b), and (E) the exercise price per share of Parent Common Stock of such Company Warrant as a result of Section 1.9(b); provided, that all such calculations shall be made in accordance with (1) Section 2.1 of Article 4B of the Company’s Amended and Restated Certificate of Incorporation dated June 8, 2012 (the “Restated Certificate”) and (2) the Share Exchange Ratio.

(e)                Notwithstanding anything in this Agreement to the contrary, Parent shall not be obligated to issue shares of Parent Common Stock to any Merger Stockholder or holder of Company Options that Parent, in its sole discretion, does not reasonably believe is an “accredited investor” within the meaning of Regulation D promulgated by the SEC under the Securities Act (each, a “Non-Accredited Company Stockholder”) if the issuance of such shares would result in the issuance of shares by Parent to more than thirty-five (35) Non-Accredited Company Stockholders. In lieu of issuing such number of shares of Parent Common Stock to which such Non-Accredited Company Stockholder would otherwise be entitled under Sections 1.5(a) (subject, in all cases, to the exchange procedures set forth in Section 1.7 hereof) or 1.9(a), Parent may, in its sole discretion, elect to pay to such Non-Accredited Company Stockholder an amount in cash (the “Substitute Cash Amount”) equal to the product of (i) such number of Closing Net Merger Shares or Company Option Settlement Shares, as the case may be, to which such Non-Accredited Company Stockholder is entitled under Section 1.5(a) or 1.9(a), and (ii) the Parent Share Price; provided, that such portion of the Substitute Cash Amount payable to any Merger Stockholder which would otherwise be treated as Escrow Shares pursuant to Section 1.7(b)(ii) shall be held in escrow by the Escrow Agent pursuant to all terms applicable to Escrow Shares set forth in this Agreement and the Escrow Agreement.

1.6              Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Company Stock Certificate is presented to the Surviving Corporation or Parent, the shares of Company Capital Stock formerly represented by such Company Stock Certificate shall be canceled and shall be exchanged for shares of Parent Common Stock, as provided in Section 1.5 and 1.7.

1.7              Exchange of Certificates.

(a)               On or prior to the Closing Date, Parent and the Company shall agree upon, select and engage a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent stock certificates representing the Closing Net Merger Shares, other than the Escrow Shares, and the Company Option Settlement Shares.

(b)               At the Closing, each Company Stockholder that does not perfect its right of appraisal under Section 262 of the DGCL and is otherwise entitled to receive Closing Net Merger Shares pursuant to Section 1.5 of this Agreement (a “Merger Stockholder”) shall surrender to the Exchange Agent the Company Stock Certificates representing all of such Stockholder’s shares of Company Common Stock, properly endorsed for transfer, along with a Letter of Transmittal. As soon as practicable after the Effective Time, the Exchange Agent shall deliver to (i) each Merger Stockholder who has surrendered Company Stock Certificates representing all of such Merger Stockholder’s shares of the Company Common Stock properly endorsed for transfer, along with an executed Letter of Transmittal, a certificate representing 90.0% of the number of Closing Net Merger Shares that such Merger Stockholder otherwise has the right to receive pursuant to the provisions of Section 1.5, and (ii) the Escrow Agent, on behalf of each Merger Stockholder, a certificate representing 10.0% of the number of whole shares of Parent Common Stock that such Merger Stockholder otherwise has the right to receive pursuant to the provisions of Section 1.5, rounded up to the nearest whole share (the “Escrow Shares”), which Escrow Shares shall be held (and released) in accordance with the provisions of Sections 1.14(b), 10.6, 10.7, 10.8 and the terms of the Escrow Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c)                No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

(d)               Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Capital Stock pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law, if any. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)                Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1.8              Appraisal Shares.

(a)               Notwithstanding anything to the contrary contained in this Agreement, Appraisal Shares (as defined in Section 1.8(c) below) shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5(a) (or cash in lieu of fractional shares in accordance with Section 1.5(c)), and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder in Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall waive, rescind, withdraw or otherwise lose such holder’s right of appraisal under Section 262 of the DGCL, then (i) any right of such holder to require the Company to purchase the Appraisal Shares for cash shall be extinguished and (ii) in accordance with Section 1.7(a), such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock, and cash in lieu of any fractional share in accordance with Section 1.5(c), if appropriate.

(b)               The Company (i) shall give Parent prompt written notice of any demand by any Company Stockholder for appraisal of such Company Stockholder’s shares of Company Capital Stock pursuant to the DGCL and of any other notice demand or instrument delivered to the Company pursuant to the DGCL and (ii) shall give Parent’s Representatives the opportunity to participate in all negotiations and proceedings with respect to any such notice, demand or instrument. The Company shall not make any payment or settlement offer with respect to any such notice or demand unless Parent shall have consented in writing to such payment or settlement offer.

(c)                For purposes of this Agreement, “Appraisal Shares” shall refer to any shares of Company Capital Stock outstanding immediately prior to the Effective Time that are held by Company Stockholders who are entitled to demand and who properly demand appraisal of such shares pursuant to, and who comply with the applicable provisions of, Section 262 of the DGCL.

1.9              Treatment of Company Options and Company Warrants.

(a)               Company Options.

(i)                 Each unexpired and unexercised Company Option outstanding as of immediately prior to the Effective Time shall be accelerated and deemed vested, and shall be converted automatically into the right to receive, subject to the exchange procedures set forth in Section 1.7 (provided, that such holder shall execute and deliver an Option Holder Letter of Transmittal), such number of shares of Parent Common Stock equal to the product of (i) (A) (1) the Implied Merger Consideration Per Company Common Share, minus (2) the exercise price payable in respect of each share of Company Common Stock underlying such Company Option, divided by (B) the Parent Share Price, and (ii) the total number of shares underlying such Company Option; provided, that fractional shares of Parent Common Stock shall be treated in accordance with Section 1.5(c) (such shares of Parent Common Stock issuable to holders of Company Options under this Section 1.9(a)(i), collectively, the “Company Option Settlement Shares”).

(ii)               Without limiting the generality of the foregoing, the Company shall take all actions as are necessary prior to Closing to ensure that neither Parent nor the Surviving Corporation shall, after the Effective Time, be bound by any Company Option.

(b)               Company Warrants. From and after the Effective Time, each unexpired and unexercised Company Warrant then outstanding shall automatically, by virtue of the Merger, be adjusted such that the Company Warrant shall be exercisable for that number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to the Company Warrant immediately prior to the Effective Time and (ii) the fraction of a share of Parent Common Stock into which one share of Company Common Stock or Company Preferred Stock, as the case may be, shall be converted as a result of the Merger as set forth on the Spreadsheet (and rounded to the nearest share in accordance with established mathematical principles), with an exercise price per share of Parent Common Stock equal to the quotient of (A) the exercise price per share that existed under the corresponding Company Warrant divided by (B) such fraction of a share of Parent Common Stock into which one share of Company Common Stock or Company Preferred Stock, as the case may be, shall be converted as a result of the Merger as set forth in the Spreadsheet (and rounded to the nearest cent in accordance with established principles).

1.10          Share Repurchase Right. Prior to the Closing, the Company shall have the right to repurchase up to $13,125,000 in shares of the Company’s Capital Stock from one or more Company Stockholders (the “Repurchased Shares”). The terms and conditions of the Company’s acquisition of any Repurchased Shares shall be negotiated by the Company on an arm’s-length basis, in good faith, with the holder(s) thereof, and the purchase price for such Repurchased Shares will be paid in the form of (a) cash, (b) Company Recap Notes or (c) a combination of cash and Company Recap Notes; provided, that in no event shall the total amount of cash and Company Recap Notes issued to all such Company Stockholders exceed the $13,125,000.

1.11          Backstop Fee Agreement. On or prior to the Closing, the Company shall have the right to enter into the Backstop Fee Agreement with PAR in consideration for its execution and delivery of the Backstop Agreement prior to the Execution Date.

1.12          Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.13          Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise, as the case may be) to take such action.

1.14          Adjustments to Net Merger Consideration and Merger Shares.

(a)               Calculation of Estimated Net Merger Consideration. Not later than three (3) business days prior to the Closing, the Company shall deliver to Parent a certificate signed by the Company’s Chief Executive Officer setting forth (i) a consolidated balance sheet of the Company (the “Estimated Closing Balance Sheet”), (ii) a calculation of Closing Date Working Capital (the “Estimated Closing Date Working Capital”) and (iii) a calculation of Indebtedness (the “Estimated Indebtedness”), in each case estimated as of 12:01 a.m. on the Closing Date (the “Adjustment Calculation Time”), which calculations shall be prepared in accordance with GAAP in a manner consistent with the preparation of the Financial Statements, along with reasonable supporting detail therefor. The amount, if any, by which the Estimated Closing Date Working Capital is less than the Closing Date Working Capital Target shall be referred to herein as the “Estimated Working Capital Shortfall,” and the amount, if any, by which the Estimated Working Capital is greater than the Closing Date Working Capital Target shall be referred to herein as the “Estimated Working Capital Surplus.”

(b)               Post-Closing Adjustments.

(i)                 As soon as practicable, but in any event no later than ninety (90) days, after the Closing, Parent shall deliver to Stockholders’ Agent a statement (a “Closing Statement”) setting forth, as of the Adjustment Calculation Time, (A) the consolidated balance sheet of the Company (the “Closing Balance Sheet”), (B) the Closing Date Working Capital (the “Final Working Capital”) and (C) the Indebtedness (the “Final Indebtedness”). The Closing Statement shall be prepared in accordance with GAAP in a manner consistent with the preparation of the Financial Statements. The amount, if any, by which the Final Working Capital is less than the Closing Date Working Capital Target shall be referred to herein as the “Final Working Capital Shortfall,” and the amount, if any, by which the Final Working Capital is greater than the Closing Date Working Capital Target shall be referred to herein as the “Final Working Capital Surplus.”

(ii)               For a period of thirty (30) days following the date on which the Closing Statement is delivered to the Stockholders’ Agent (such date referred to herein as the “Delivery Date”), Parent shall make available during customary business hours and on reasonable notice to the Stockholders’ Agent and its auditors, all records and work papers used in preparing the Closing Statement.

(iii)             If the Stockholders’ Agent disagrees with the computation of the Final Working Capital reflected in the Closing Statement, the Stockholders’ Agent may, within thirty (30) days after the Delivery Date, deliver a notice (an “Objection Notice”) to Parent setting forth the Stockholders’ Agent’s calculation of such items (including reasonable detail regarding the calculation of such items). If the Stockholders’ Agent does not deliver an Objection Notice within such thirty (30) day period, then the Closing Statement prepared by Parent shall be deemed to have been accepted by the Stockholders’ Agent. If the Stockholders’ Agent delivers an Objection Notice, Parent and the Stockholders’ Agent shall use each of its reasonable best efforts to resolve any disagreements, but if they do not obtain a final resolution within thirty (30) days after Parent has received the Objection Notice, Parent and the Stockholders’ Agent, shall jointly retain PriceWaterhouseCoopers (the “Accountant”) to resolve any remaining disagreements within thirty (30) days of its engagement. The Accountant’s determination shall be based upon the terms of this Agreement and shall, absent manifest error, be conclusive and binding upon the parties hereto. The date on which the Final Working Capital and the Final Indebtedness is finally determined in accordance with this Section 1.14(b)(iii) shall be referred to herein as the “Determination Date.”

(iv)             If the number of Final Net Merger Shares is greater than the number of Closing Net Merger Shares, within five (5) business days of the Determination Date, Parent shall issue and cause to be delivered to the Merger Stockholders such number of shares of Parent Common Stock, in the aggregate, equal to such difference, in accordance with their respective holdings of Company Common Stock immediately prior to the consummation of the Merger. If the number of Final Net Merger Shares is less than the number of Closing Net Merger Shares, within five (5) business days of the Determination Date, the Stockholders’ Agent and Parent shall direct the Escrow Agent to deliver to Parent such number of Escrow Shares equal to such difference in accordance with the terms of the Escrow Agreement.

1.15          Parent Committee. At the Closing, the Board of Directors of Parent shall appoint a committee consisting of (x) two (2) of its members as of prior to the Closing, who shall be Harry Sloan and Jeffrey Sagansky, and (y) two (2) “independent” directors of Parent as of after the Closing, who shall be agreed to by each of Parent and the Company prior to the Closing, to act on behalf of Parent to take all necessary actions and make all decisions pursuant to (a) the matters set forth in Section 1.14(b) and (b) the Escrow Agreement regarding Parent’s right to indemnification pursuant to Section 10 (the “Post-Closing Matters”). In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Parent and who has not had any relationship with the Company prior to the Closing. For the avoidance of doubt, such committee shall have the power and authority to act on behalf of Parent, without any further approval or consent required from any director, officer or stockholder of Parent, to take any necessary action and make any necessary decision on behalf of Parent with respect to the Post-Closing Matters.

Section 2.	Representations and Warranties of the Company

The Company hereby represents and warrants, to and for the benefit of Parent, as follows:

2.1              Organization; Qualification. The Company is a corporation duly incorporated validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Each Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable) and has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted. Each of the Company and its Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which it is so required under applicable laws, except where the failure to do so, has not had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 2.1 of the Schedule of Exceptions sets forth each jurisdiction in which the Company and each Subsidiary is qualified.

2.2              Power; Authorization. The Company has all requisite corporate power to enter into, execute and deliver this Agreement and each of the Transaction Agreements to perform its obligations hereunder and thereunder, and the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements have been duly authorized by all necessary action on the part of the Board. This Agreement and each of the Transaction Agreements are the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights and the rules or laws governing specific performance, injunctive relief or other equitable remedies.

2.3              Non-Contravention. The execution and delivery by the Company of this Agreement and the other Transaction Agreements and the performance and consummation of the transactions contemplated hereby and thereby do not and will not (i) violate (A) the organizational documents of the Company or any of its Subsidiaries, including, without limitation, the Restated Certificate or the Company’s bylaws (collectively, the “Charter Documents”), or (B) any judgment, order, writ, decree, ruling, charge, statute, rule, regulation or other restriction of any Governmental Body applicable to the Company, (ii) except as set forth in Section 2.3 of the Schedule of Exceptions, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract to which any of the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets are subject, or (iii) result in the creation or imposition of any Encumbrance upon any property, asset or revenue of the Company or any Subsidiary or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company or any Subsidiary, their respective businesses or operations, or their respective assets or properties.

2.4              Capitalization. Immediately prior to the Closing, the authorized and outstanding capital of the Company will consist of:

(a)               378,848,172 shares of Company Preferred Stock, of which (i) 9,794,142 shares have been designated as Series A-1 Preferred Stock, all of which are issued and outstanding, (ii) 19,887,000 shares have been designated as Series A-2 Preferred Stock, all of which are issued and outstanding, (iii) 73,783,872 shares have been designated as Series B-1 Preferred Stock, all of which are issued and outstanding, (iv) 62,326,439 shares have been designated as Series B-2 Preferred Stock, all of which are issued and outstanding, (v) 105,868,792 shares have been designated as Series C-1 Preferred Stock, of which 84,695,034 are issued and outstanding and (vi) 107,187,927 shares have been designated as Series C-2 Preferred Stock, of which 85,750,341 are issued and outstanding. The rights, preferences and privileges of the Company Preferred Stock are as set forth in the Restated Certificate. All of the outstanding shares of Company Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(b)               900,000,000 shares of Company Common Stock, of which 154,115,079 shares are issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(c)                an aggregate of 65,000,000 shares of Company Common Stock have been reserved for issuance to officers, directors, employees and consultants of the Company pursuant to the Stock Plan. Of such reserved shares of Company Common Stock, 47,573,932 shares have been allocated to options and 17,393,568 remain available for issuance under the 2011 Equity Incentive Plan. All outstanding options are subject to the terms, conditions and restrictions set forth in the 2011 Equity Incentive Plan. Except as set forth in Section 2.4(c) of the Schedule of Exceptions, the Company has not adjusted or amended the exercise price of any stock option previously awarded, whether through amendment, cancellation, replacement grant, repricing or otherwise.

(d)               warrants (including any warrants which have been authorized by the Board, but not yet issued by the Company) to purchase an aggregate of (i) 175,122,105 shares of Company Common Stock and (ii) 42,611,344 shares of Company Preferred Stock (collectively, the “Company Warrants”).

(e)                Section 2.4(e) of the Schedule of Exceptions sets forth the capitalization of the Company immediately prior to and following the Closing, including all issued and outstanding shares of Company Common Stock, outstanding stock options, stock options or shares of Common Stock reserved but not yet granted under the 2011 Equity Incentive Plan, all Company Preferred Stock to be issued and outstanding as of such time, all accrued dividends due on each series of Company Preferred Stock currently outstanding, all warrants presently outstanding and any other stock purchase rights or convertible securities. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or terms of such agreements or understandings, or the lapse of a Company repurchase right, upon the occurrence of any event or combination of events. All outstanding stock options granted to officers, directors or employees of the Company have an exercise price equal to or greater than the fair market value of the underlying stock as of the date of grant. Other than as set forth in this Section 2.4, the Company is not party to any other outstanding option, warrant, right (including conversion or preemptive rights and rights of first refusal or similar rights) proxy, voting, transfer restriction or stockholder agreement or agreement of any kind, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock. Except as set forth on Section 2.4(e) of the Schedule of Exceptions, no person or entity has any right to acquire any securities of the Company or any option or warrant to acquire any securities of the Company based on any broker, finder or investment banking type relationship with the Company.

(f)                Section 2.4(f) of the Schedule of Exceptions provides an accurate and complete list of the name of and last address known by the Company of each Stockholder, the number and class of Company Capital Stock owned by such Stockholder as of the date of this Agreement, the date such Company Capital Stock was purchased, the price paid per share, the form of consideration used (if not cash), the number of such shares that are subject to a repurchase right held by the Company, if any, the schedule of expiration of such repurchase right and the cost to the Company to repurchase any such shares.

(g)               Section 2.4(g) of the Schedule of Exceptions accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement (i) the name of the holder of such Company Option and (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable, (iii) the date on which such Company Option was granted and the term of such Company Option, (iv) the vesting schedule for such Company Option and (v) the exercise price per share of Company Common Stock purchasable under such Company Option. Section 2.4(g) of the Schedule of Exceptions also accurately sets forth, with respect to each Company Warrant that is outstanding as of the date of this Agreement: (A) the name of the holder of such Company Warrant; (B) the total number of shares of Company Common Stock or Company Preferred Stock that are subject to such Company Warrant; (C) the exercise price per share of Company Common Stock or Company Preferred Stock purchasable under such Company Warrant; (D) the date of such Company Warrant; and (E) the expiration date of such Warrant. The Company has delivered to Parent accurate and complete copies of each Company Warrant that is outstanding as of the date of this Agreement.

(h)               All of the outstanding shares of Company Capital Stock have been issued in compliance with all applicable federal and state securities laws and other Legal Requirements and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Company. All outstanding Company Options, Company Warrants and other securities of the Company were duly authorized, have been granted or issued (as applicable) in compliance with all federal and state securities laws and other Legal Requirements and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Company. Except as set forth on Section 2.4(h) of the Schedule of Exceptions, there are no preemptive rights applicable to any shares of capital stock of the Company.

(i)                 All of the stock or other equity securities in each Subsidiary owned by the Company is owned by the Company free and clear of any Encumbrance. All of the outstanding stock or equity securities of each Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable, has been issued in compliance with all applicable federal, state and foreign securities laws and other Legal Requirements and was not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Subsidiary. There are no options, warrants or other rights outstanding to subscribe for or purchase any shares of the capital stock of the Subsidiary and the Subsidiary is not subject to any obligation, commitment, plan, arrangement or court or administrative order with respect to same. There are no preemptive rights applicable to any shares of capital stock of the Subsidiary.

(j)                 The Company has never declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, nor has the Company redeemed, repurchased or otherwise reacquired any shares of its capital stock or other security other than repurchases at the lower of cost or the current fair market value thereof from former employees in accordance with the terms of such employees’ purchase agreements.

(k)               The Company is not subject to the requirements of subdivision (b) of Section 2115 of the California Corporations Code.

2.5              No Violation or Default; Compliance with Legal Requirements. Except as set forth in Section 2.5 of the Schedule of Exceptions, neither the Company nor any Subsidiary is in violation of or default under any provision of its organizational documents, any provision of any mortgage, indenture, agreement, instrument or contract to which it is a party or by which it is bound, or any federal or state judgment, order, writ, decree, statute, rule or regulation applicable to it. The Company has complied with each, and is not in material violation of any, applicable Legal Requirement (i) in the United States, to which the Company or its business, operations, employees, assets or properties are or have been subject, and (ii) outside the United States, to which the Company or its business, operations, employees, assets or properties are or have been subject, except to the extent that such violations, have not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary has received notice regarding any violation of, conflict with, or failure to comply with, any Legal Requirement. To the Company’s knowledge, no suit, proceeding, hearing, investigation or formal governmental complaint has been filed or commenced against the Company or any Subsidiary alleging any failure to so comply. The Company has not, and to the Company’s knowledge, no agent, representative, contractor, officer, director, stockholder, member, employee or manager of the Company has, (A) acting at the direction or on behalf of the Company, made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Body, (B) acting at the direction of or on behalf of the Company, made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (C) acting at the direction or on behalf of the Company, has made or paid any improper foreign payment (as defined in Foreign Corrupt Practices Act of 1977, as amended).

2.6              Brokers or Finders. Except as set forth in Section 2.6 of the Schedule of Exceptions, no Person has or will have, as a result of any act or omission of the Company or any Subsidiary, any right, interest or valid claim against the Company or any Subsidiary for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by the Agreement.

2.7              Litigation. Except as set forth in Section 2.7 of the Schedule of Exceptions, there is no Legal Proceeding pending or, to the Company’s knowledge, currently threatened against the Company or any Subsidiary or any officer or director of the Company or any Subsidiary. None of the Legal Proceedings set forth on Section 2.7 of the Schedule of Exceptions (a) questions the validity of this Agreement or the right of the Company to consummate the Merger and the other transactions contemplated hereby or (b) has had, or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, nor is the Company aware that there is any basis for the foregoing. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of their respective officers or directors, is a party to or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Body. Except as set forth in Section 2.7 of the Schedule of Exceptions, no action, claim, suit or proceeding has been made, filed by or against the Company or any Subsidiary since January 1, 2009. There is no action, suit, proceeding or investigation by the Company or any Subsidiary pending or which the Company or any Subsidiary intends to initiate. The foregoing includes, without limitation, Legal Proceedings pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s or any Subsidiary’s employees, their use in connection with the Company’s or any Subsidiary’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8              Title to Property and Assets. The Company and each of its Subsidiaries have good and valid title to all of their respective properties and assets free and clear of any and all Encumbrances, except as set forth in Section 2.8 of the Schedule of Exceptions. With respect to all leased property and assets, the Company and its Subsidiaries are in compliance with such leases and hold valid leasehold interests free of any and all Encumbrances other than to the lessors of such properties or assets.

2.9              Intellectual Property.

(a)               All registered patents, trademarks and copyrights and all applications therefor, in each case for the Company and its Subsidiaries, are listed in Section 2.9(a) of the Schedule of Exceptions. The Company: (i) is the true and lawful owner or licensee of the trademarks and trademark applications listed in Section 2.9(a) of the Schedule of Exceptions, and said listed trademarks and trademark applications constitute all the marks registered in the United States Patent and Trademark Office and applications for trademarks that the Company now owns or uses in connection with its business; (ii) is the true and lawful owner or licensee of all rights in the patents and patent applications listed in Section 2.9(a) of the Schedule of Exceptions and said patents and patent applications constitute all the United States patents and applications for United States patents that the Company now owns or uses in connection with its business; (iii) is the true and lawful owner or licensee of all rights in the copyright registrations listed in Section 2.9(a) of the Schedule of Exceptions and said copyrights constitute all the registered United States copyrights that the Company now owns or uses; (iv) is the true and lawful owner or licensee of all rights in the registered service marks and service mark applications listed in Section 2.9(a) of the Schedule of Exceptions and said service marks constitute all the service marks that the Company now owns or uses; (v) is the true and lawful owner or licensee of all rights in the unregistered trade names and corporate names listed in Section 2.9(a) of the Schedule of Exceptions and said names constitute all the trade names and corporate names that the Company now owns or uses; and (vi) is the true and lawful owner or licensee of all rights in the domain names listed in Section 2.9(a) of the Schedule of Exceptions, and said domain names constitute all the domain names that the Company now owns or uses.

(b)               The Company and its Subsidiaries own or possess sufficient legal rights to all Company Intellectual Property as are necessary to the conduct of their respective businesses as now conducted and as presently contemplated to be conducted, without any known conflict with, or infringement of, the rights of others. Except for Company Intellectual Property owned by third parties or as set forth in Section 2.9(b) of the Schedule of Exceptions, the Company or a Subsidiary is the sole and exclusive owner, with all right, title and interest in and to (free and clear of all Encumbrances), all Company Intellectual Property, has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof or in connection with the use, sale, distribution, licensing or other exploitation thereof or as a result of the transactions contemplated by this Agreement) to the use, sale, distribution, licensing or other exploitation therefor, and no current or former stockholder, employee, consultant or director of the Company or any Subsidiary has any right in or interest to any Company Intellectual Property. No product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or, to the Company’s knowledge, will violate any license or infringe any intellectual property rights of any other party.

(c)                The Company and its Subsidiaries have taken commercially reasonable measures, as appropriate, to maintain and protect the proprietary nature of the Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information that Company owns or for which it has such obligation.

(d)               To the Company’s knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company. There is no pending or, to the Company’s knowledge, threatened complaint, action, suit, claim, proceeding, other dispute or investigation, asserting the invalidity, misuse or unenforceability of any Company Intellectual Property, contesting ownership of any Company Intellectual Property, or otherwise challenging any of the Company’s or its Subsidiaries’ rights in or use of the Company Intellectual Property, and, to the Company’s knowledge, no valid grounds for the same exist.

(e)                Except for standard commercially available end-user, object code, internal-use software license and support/maintenance agreements, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Neither the Company nor any of its Subsidiaries has received any communications alleging that the Company or any of its Subsidiaries has violated, diluted or infringed or, by conducting its business as proposed, would violate, dilute or infringe any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other Person. The Company and its Subsidiaries have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that they own or lease or that they have otherwise provided to their employees for their use in connection with their respective businesses.

(f)                For purposes of this Section 2.9, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

2.10          Disclosure. This Agreement (including the Schedule of Exceptions) does not (i) contain any representation, warranty or information regarding the Company or any Subsidiary that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties and information regarding the Company and each of its Subsidiaries contained herein (in the light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading.

2.11          Financial Statements; Accounting Controls.

(a)               The Company has furnished to Parent its audited consolidated financial statements (including balance sheet, income statement and statement of cash flows) as of December 31, 2010 and for the fiscal year ended December 31, 2010, its audited consolidated financial statements as of December 31, 2011 and for the fiscal year ended December 31, 2011 and its unaudited financial statements as of June 30, 2012 (the “Balance Sheet Date”) and for the six month period ended June 30, 2012 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (“GAAP”), and are consistent with the books and records of the Company and its Subsidiaries. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein, except with respect to the absence of footnotes in connection with all Financial Statements for the June 30, 2012 interim period. Except as set forth in the Financial Statements, neither the Company nor its Subsidiaries has any material liabilities or obligations, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date.

(b)               The Company and its Subsidiaries have no liability or obligation, absolute or contingent (individually or in the aggregate), except obligations and liabilities incurred after the date of incorporation in the ordinary course of business that are not material, individually or in the aggregate and except as set forth in the Financial Statements.

(c)                The Company maintains accounting controls and systems which are sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the accurate preparation of financial statements in conformity with generally accepted accounting principles and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

2.12          Changes. Since the Balance Sheet Date, except for the transactions contemplated by this Agreement and except as otherwise set forth on Section 2.12 to the Schedule of Exceptions, there has not been:

(a)               any change in the assets, liabilities, financial condition, operating results or prospects of the Company or its Subsidiaries that has constituted, or could reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect;

(b)               any damage, destruction or loss, whether or not covered by insurance;

(c)                any cancellation, waiver, release or compromise by the Company or any of its Subsidiaries of a valuable right or claim or of a material debt owed to it;

(d)               any satisfaction or discharge of any Encumbrance or payment of any obligation by the Company or any of its Subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which has not had nor could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e)                any material change or amendment to, or termination of, a Material Contract by which the Company or any of its Subsidiaries or any of their respective assets is bound or subject;

(f)                any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)               any sale, assignment, license or transfer by the Company or any of its Subsidiaries of any Company Intellectual Property or other intangible assets of the Company and its Subsidiaries;

(h)               any sale, lease, transfer, assignment or transfer by the Company or any of its Subsidiaries of any material portion of its assets, other than for a fair consideration in the ordinary course of its business;

(i)                any resignation or termination of employment of any executive officer or Key Employee of the Company or any of its Subsidiaries;

(j)                any material change, except in the ordinary course of business, in a contingent obligation of the Company or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;

(k)               any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any of its Subsidiaries, with respect to any of its material properties or assets, except liens for Taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s or any Subsidiary’s ownership or use of such property or assets;

(l)                any loans or guarantees made by the Company or any of its Subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(m)             any declaration, setting aside or payment or other distribution in respect to any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(n)              any notice received that any customer or supplier has terminated or materially reduced, or threatened to terminate or materially reduce, its purchases from or provision of products or services to the Company or any of its Subsidiaries;

(o)               any write off as uncollectible, or the establishment of any extraordinary reserve with respect to, any account receivable or other indebtedness;

(p)               the (i) establishment or adoption of any Plan, (ii) amendment of any Plan in any material respect, or (iii) the payment of any bonus, profit-sharing or similar payment to any of its directors, officers or employees;

(q)               any change in the Company’s methods of accounting or accounting practices in any respect;

(r)               any material Tax election;

(s)                the commencement or any Legal Proceeding by or against the Company or any of its Subsidiaries;

(t)                 to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that has resulted in or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

(u)               any capital expenditure (or series of related capital expenditures) outside the ordinary course of business of the Company and its Subsidiaries;

(v)               the issuance of any note, bond or other debt security by the Company or any of its Subsidiaries, or the creation, incurrence, assumption or guarantee of any indebtedness for borrowed money or capitalized lease obligation outside the ordinary course of business;

(w)             any delay or postponement of the payment of accounts payable and other liabilities of the Company or its Subsidiaries outside the ordinary course of business;

(x)               any change made or authorized in the organizational documents of the Company or any of its Subsidiaries;

(y)               the entry into, termination or modification of any collective bargaining agreement (or otherwise becoming bound by the terms of any collective bargaining arrangement) by the Company or any of its Subsidiaries, or

(z)                any arrangement or commitment by the Company or any of its Subsidiaries to do any of the things described above.

2.13          Taxes. The Company and each of its Subsidiaries have duly and timely filed all material Tax Returns and reports (including information returns and reports) as required by law. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Legal Requirements. Except as set forth on Section 2.13 of the Schedule of Exceptions, the Company and each of its Subsidiaries have paid all material Taxes and other assessments due (whether or not shown on a Tax Return), except those contested by it in good faith with respect to which (i) an adequate reserve therefor has been established and is maintained in accordance with GAAP and (ii) there has been no action to foreclose a lien on the Company’s or any Subsidiary’s property as a result of such unpaid Taxes. There are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax. Neither the Company nor any Subsidiary has executed any waiver of any statute of limitations on the assessment or collection of any Tax. None of the Company’s federal or foreign income Tax Returns and none of its state income or franchise tax or sales or use Tax Returns has ever been audited by any Governmental Body, which audit has not been resolved. Since the Company’s inception, neither the Company nor any Subsidiary has incurred any Taxes other than in the ordinary course of business. The Company and each of its Subsidiaries have withheld or collected from each payment made to each of its employees, the amount of all material Taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositories. To the Company’s knowledge, no claim has been made by any Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either (a) claimed or raised by any Governmental Body in writing or (b) as to which the Company or any of its Subsidiaries has knowledge.

2.14          Insurance. Section 2.14 of the Schedule of Exceptions identifies all insurance policies maintained by, at the expense of or for the benefit the Company or any Subsidiary, identifies any material claims made thereunder, and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy. Each of the insurance policies identified in Section 2.14 of the Schedule of Exceptions is in full force and effect. Except as set forth in Section 2.14 of the Schedule of Exceptions, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Merger; (C) none of the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Company’s knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof.

2.15          Employee Matters.

(a)               Section 2.15(a) of the Schedule of Exceptions sets forth all employee benefit plans (within the meaning of Section 3(3) of ERISA) and any other employee benefit plan, program or arrangement maintained, established or sponsored by the Company or any Subsidiary, or in or to which the Company or any of its Subsidiaries participates or contributes, or with respect to which the Company or any of its Subsidiaries has any liability (each, a “Company Plan”). The Company and its Subsidiaries have timely made all required contributions and have no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA (“COBRA”), and have complied with all applicable laws for any such employee benefit plan.

(b)               The Company, its Subsidiaries and each entity treated as a single employer with the Company or any Subsidiary pursuant to Section 414 of the Code (an “ERISA Affiliate”) do not participate in, contribute to, have any obligation to contribute to, or have any liability or contingent liability with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or any defined benefit plan (as defined in Section 3(35) of ERISA). No Company Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code. Except as set forth in Section 2.15(b) of the Schedule of Exceptions, the Company and the Subsidiaries do not maintain, participate in, contribute to, have any obligation to contribute to, or have any liability or contingent liability with respect to any Company Plan which provides post retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than liability for health plan continuation coverage under COBRA. The Company, its Subsidiaries and each ERISA Affiliate have complied in all material respects with the requirements of COBRA.

(c)                There are no pending or, to the knowledge of the Company, threatened claims, actions or suits (other than routine claims for benefits) by, on behalf of, or against any Company Plan or any trusts which are associated with such Company Plans, or to the extent relating to any Company Plan, the plan sponsor, the plan administrator or, to the knowledge of the Company, any fiduciary of any Company Plan. None of the Company Plans are under audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Body.

(d)               With respect to each Company Plan, the Company has made available to Parent true, correct and complete copies, to the extent applicable, of (i) the plan and trust documents (including all amendments) and the most recent summary plan description and any summary of material modifications, (ii) the three (3) most recent annual reports (Form 5500 series, including all schedules and attachments), (iii) the three (3) most recent financial statements and actuarial reports, (iv) the most recent IRS determination, opinion, or advisory letter, (v) any material associated administrative agreements or insurance policies, (vi) all material correspondence with any Governmental Body from the past three (3) years, with respect to which the Company has any ongoing material obligation or liability, and (vii) all discrimination tests required under the Code or ERISA for the three (3) most recent plan years.

(e)                Neither the Company nor any of its employees, nor, to the Company’s knowledge, any other fiduciary of a Company Plan, has committed a breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA with respect to such Company Plan. To the Company’s knowledge, no event has occurred and no condition exists with respect to any Company Plan that will subject Parent or any of its Affiliates, directly or indirectly (through indemnification or otherwise), to any obligation or liability for (A) any breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA, (B) any transaction in violation of Section 406 of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code), or (C) any material tax, interest, penalty, liability, or fine under Section 502 of ERISA or Section 4071 of the Code.

(f)                Each Company Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code was operated and administered between January 1, 2005 and December 31, 2008 in compliance in all material respects with a reasonable, good faith interpretation of Section 409A of the Code, and has been since January 1, 2009, in documentary and operational compliance with Section 409A of the Code.

(g)               Each Company Plan that is intended to be qualified under Section 401(a) of the Code and is the subject of a current favorable determination, opinion, or advisory letter upon which Parent may rely. No fact or event has occurred since the date of such letter from the IRS that would reasonably be expected to adversely affect the qualified status of any such Company Plan or the tax-exempt status of any such trust.

(h)               All Company Plans may be modified or terminated by the Company without the consent of any other Person and without material liability to the Company or any Subsidiary. The Company and its Subsidiaries have no obligation, written or oral, to provide for any increase in any Company Plan.

(i)                 Section 2.15(i) of the Schedule of Exceptions lists, as of the date hereof, each full-time and part-time employee of the Company and its Subsidiaries, each consultant or independent contractor engaged by the Company or any of its Subsidiaries and a detailed description of all compensation, including salary, bonus, consulting fees, and deferred compensation paid or payable for each such Person. None of such Persons are related to or otherwise affiliated with any officer, director or Key Employee of the Company or any Subsidiary.

(j)                 To the Company’s knowledge, none of its or any Subsidiary’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or any of its Subsidiaries or that would conflict with the Company’s or any subsidiary’s business. Neither the execution or delivery of any of the Transaction Agreements, nor the carrying on of the Company’s or any Subsidiary’s business by the employees of the Company or any of its Subsidiaries, nor the conduct of the Company’s or any Subsidiary’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(k)               Neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company and its Subsidiaries have complied with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, collective bargaining, and the payment and withholding of taxes and other sums as required by law except where noncompliance with any applicable law has not resulted in, nor could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)                 To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or any of its Subsidiaries or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment of any Key Employee. Except as set forth in Section 2.15(l) of the Schedule of Exceptions, the employment of each employee of the Company or any of its Subsidiaries is terminable at the will of the Company or Subsidiary. Except as set forth in Section 2.15(l) of the Schedule of Exceptions or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 2.15(l) of the Schedule of Exceptions, neither the Company nor any of its Subsidiaries has a policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(m)             Except as set forth in Section 2.15(m) of the Schedule of Exceptions, neither the Company nor any of its Subsidiaries have made any representations regarding equity incentives to any officer, employees, director or consultant that have not been duly approved by the board and evidenced by duly executed stock option agreements, stock purchase agreements or the like.

(n)               Neither the Company nor any of its Subsidiaries is bound by or subject to (and none of their respective assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company or any of its Subsidiaries. There is no strike or other labor dispute involving the Company or any of its Subsidiaries pending or threatened, nor is the Company aware of any labor organization activity involving its employees.

(o)               Each current and former employee, consultant and officer of the Company or any of its Subsidiaries has executed an agreement with the Company regarding confidentiality, proprietary information, and invention assignments and except as set forth in Section 2.15(o) of the Schedule of Exceptions, to the Company’s knowledge, none of its employees, consultants or officers is in violation thereof.

(p)               Except as set forth in Section 2.15(p) of the Schedule of Exceptions, each former Key Employee whose employment was terminated by the Company or any of its Subsidiaries has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(q)               To the Company’s knowledge, none of the officers, directors or Key Employees of the Company or any of its Subsidiaries has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property, (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company, or (iv) found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended or vacated.

(r)                There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company or any Subsidiary that, considered individually or considered collectively with any other such Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company shall not is, nor has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement.

(s)                Since January 1, 2009: (i) neither the Company nor any of its Subsidiaries has been party to or bound by any collective bargaining agreement, labor contract, or other written or oral agreement or understanding with any union or labor organization covering wages, hours, or terms or conditions of employment; (ii) to the knowledge of the Company, (A) no union or labor organization claims to represent any employee of the Company or its Subsidiaries, and (B) there are no organizational campaigns, demands, petitions or proceedings pending or threatened by any union, labor organization, or group of employees seeking recognition or certification as collective bargaining representative of any group of employees of the Company or its Subsidiaries; (iii) neither the Company nor its Subsidiaries has experienced or been affected by any labor strike, work stoppage, or lockout with respect to its labor force and, to the knowledge of the Company, no labor strike, work stoppage or lockout has been threatened against the Company; and (iv) other than as set forth in Section 2.15(s) of the Schedule of Exceptions, there have been no disputes, complaints, arbitration, lawsuits or administrative proceedings relating to labor matters pending against the Company or any of its Subsidiaries, with respect to which the Company or any Subsidiary has received written notice or, to the knowledge of the Company, threatened against the Company or any Subsidiary.

2.16          Related-Party Transactions.

(a)               Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors in such form previously provided to Parent, (iii) the purchase of shares of the Company’s capital stock and the issuance of Company Options, in each instance, approved by the Board of Directors, and (iv) the transactions contemplated by the Transaction Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

(b)               No employee, officer or director of the Company or any of its Subsidiaries (each, a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has an ownership interest or otherwise controls, is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them. None of such Persons have any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation that competes with the Company or any of its Subsidiaries, except that Related Parties and members of their immediate families may own stock in (but not exceeding 2% of the outstanding capital stock of) publicly traded companies that may compete with the Company. No Related Party or member of their immediate families is directly or indirectly interested in any contract with the Company or any of its Subsidiaries. None of the Related Parties, or any member of such Related Party’s immediate family, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s or any Subsidiary’s major business relationship partners, service providers, joint venture partners, licensees or competitors.

2.17          Permits. The Company and its Subsidiaries have all material franchises, permits, licenses and any similar authority necessary for the conduct of their respective businesses as currently conducted. Neither the Company nor any of its Subsidiaries is in default in any material respect under any of such franchises, permits, licenses or other similar authority. The Company has the earth station license from the Federal Communications Commission which is necessary to operate the Company’s in-flight broadband Internet access system (the “Company System”). Armstrong Aerospace and/or the Company has the requisite certifications from the Federal Aviation Administration and the European Aviation Safety Agency that are required to deploy such vendor’s products in the Company System on its in-service aircraft fleet.

2.18          Subsidiaries. Except as set forth in Section 2.18 of the Schedule of Exceptions, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement. The Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each of its Subsidiaries free and clear of any and all liens or encumbrances, and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

2.19          Agreements; Actions.

(a)               Except for the Transaction Agreements and as otherwise set forth in Schedule 2.19 of the Schedule of Exceptions, there are no agreements, understandings, instruments, Contracts or proposed transactions to which the Company or any of its Subsidiaries is a party or by which it is bound that involve: (i) obligations (contingent or otherwise) of, or payments to, the Company or any of its Subsidiaries in excess of $100,000; (ii) the license of any patent, trademark, copyright, trade secret or other proprietary right to or from the Company or any of its Subsidiaries (other than the license to the Company or any of its Subsidiaries of generally commercially available “off-the-shelf” third-party products); (iii) the grant of rights to manufacture, produce, assemble, license, market or sell its products to any other Person or affect the Company’s or any Subsidiary’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products; (iv) leases of real property; (v) leases of material personal property; (vi) indemnification by the Company or any of its Subsidiaries; (vii) agreements concerning a partnership or joint venture; (viii) agreements under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed an Encumbrance on any of its assets, tangible or intangible; (ix) agreements concerning confidentiality or non-competition, other than such agreements with employees, consultants and other third parties in the ordinary course of business; (x) collective bargaining agreements; (xi) agreements for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits outside of the Company’s or any Subsidiary’s normal severance policies; (xii) agreements pursuant to which the Company or any Subsidiary has exclusivity rights with respect to any third party or such third party’s business or operations; (xiii) agreements under which the consequences of default or termination could be reasonably expected to have a Material Adverse Effect; (xiv) settlement, conciliation or similar agreement with any Governmental Body or which will require satisfaction of any obligations after the date hereof; or (xv) are otherwise material to the Company’s or any Subsidiary’s current or proposed business. To the extent any such Contract is oral, a summary of the material terms of such arrangement is set forth in Section 2.19 of the Schedule of Exceptions.

(b)               Each agreement, understanding, arrangement or other commitment that is required to be set forth in Section 2.19 of the Schedule of Exceptions (each, a “Material Contract”), is in full force and effect against the Company, in each case in accordance with its terms. True, correct and complete copies of all Material Contracts have previously been furnished to Parent. With respect to each such Material Contract: (A) the Material Contract is the legal, valid, binding and enforceable obligation of the Company, and is in full force and effect; (B) the Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Merger; (C) to the Company’s knowledge, no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Material Contract; and (D) no party has repudiated any provision of the Material Contract.

(c)                Neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) except as set forth in the Financial Statements, incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $150,000, or in excess of $250,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of (including any exclusive license of) any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d)               For the purposes of subsections (a) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with that Person) shall be aggregated for the purposes of meeting the individual minimum dollar amounts of each such subsection.

(e)                Other than discussions and negotiations relating to the transactions contemplated by this Agreement, the Company has not engaged in the past six (6) months in any discussion with any Person regarding (i) a sale or exclusive license of all or substantially all of the Company’s assets, (ii) any merger, consolidation or other business combination transaction of the Company with or into another Person, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any Person, or Persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company.

(f)                Neither the Company nor any Subsidiary is a guarantor or indemnitor of any indebtedness of any other Person.

(g)               With respect to each Material Contract set forth in subsection (ii) of Section 2.19 of the Schedule of Exceptions, Section 2.19(g) of the Schedule of Exceptions sets forth, as of the date of this Agreement, the nature and duration of the Company’s exclusivity rights with respect to any third party or such third party’s business or operations.

2.20          Environmental and Safety Laws. Except as set forth in Section 2.20 of the Schedule of Exceptions, (a) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws, (b) there has been no release of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or any of its Subsidiaries, (c) there have been no Hazardous Substances generated by the Company or any of its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States, and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company or any of its Subsidiaries, except for the storage of hazardous waste in compliance with Environmental Laws.

2.21          Exclusive Rights. Neither the Company nor any of its Subsidiaries has granted rights to manufacture, produce, assemble, lease, market or sell its products or services to any other Person and is not bound by any agreement that affects or limits the Company’s or any Subsidiary’s exclusive right to develop, manufacture, distribute, market or sell its products and services. Neither the Company nor any of its Subsidiaries is subject to any agreement or other instrument which would restrict the ability of the Company or any of its Subsidiaries to (a) engage in any business (including its current business) in any manner or in any geographic area or (b) hiring or soliciting for hire any Person.

2.22          Real Property Holding Company. The Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder.

2.23          Records. The Company has delivered to Parent accurate and complete copies of (a) the Charter Documents and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Company Stockholders and the stockholders of the Subsidiary, the board of directors of the Company and all committees of the board of directors of the Company.

2.24          Company Stockholder Approval. The written consent of (i) holders of a majority of the outstanding shares of Company Capital Stock, voting together as a single class and (ii) holders of a majority of the outstanding shares of Company Preferred Stock, voting separately as a class, is required to approve the principal terms of the Merger, adopt this Agreement and approve the other Transaction Agreements (the “Company Stockholder Approval”). Other than the Company Stockholder Approval, there are no other votes of the holders of any class or series of the Company’s Capital Stock necessary with respect to such matters.

2.25          Real Property. The Company does not own, have an option to purchase, or have an obligation to purchase any real property. Section 2.25(a) of the Schedule of Exceptions lists all real property leased by the Company or its Subsidiaries (collectively, the “Leased Real Property”). Except as set forth in Section 2.25(b) of the Schedule of Exceptions, neither the Company nor any Subsidiary is in default under the terms of any lease to which it is a party in respect of such Leased Real Property which default gives or would, with the passage of time, give the lessor of such lease the right to terminate for convenience or materially adversely alter the terms of such lease to which the Company or any Subsidiary is a party. The Leased Real Property is in good order and repair and is suitable for the conduct of the business of the Company or its Subsidiary, as applicable.

2.26          Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion in the definitive Proxy Statement (and any amendment or supplement thereto) will, at the date of mailing and at the time of the Parent Stockholder Meeting, contain any statement which is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading. None of the information supplied or to be supplied by the Company expressly for inclusion in any of the filings made by Parent with the SEC or with any stock exchange or other regulatory authority will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

2.27          No Discussions. Other than discussions and negotiations relating to the transactions contemplated by this Agreement, including with Parent, neither the Company nor any Subsidiary is presently in discussion with any other Person in connection with an Acquisition Transaction.

2.28          Accredited Investors. To the Company’s Knowledge, no more than an aggregate of thirty-five (35) Company Stockholders are not “accredited investors” within the meaning of Regulation D promulgated by the SEC under the Securities Act.

Section 3.	Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

3.1              Organization; Qualification. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and, except as set forth in Section 3.1 of the Parent Schedule of Exceptions, in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent’s business, financial condition or results of operations.

3.2              Power; Authorization. Parent and Merger Sub have the requisite corporate power and authority to enter into and to perform their obligations under this Agreement and the other Transaction Agreements; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) and the Transaction Agreements have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement and each of the Transaction Agreements constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3              No Conflict; Consents. The execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub are not prohibited by, and will not violate or conflict with, any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, or of any Legal Requirement or any order, writ, injunction or decree to which Parent or Merger Sub is subject, or any provision of any Contract to which Parent or Merger Sub is a party, except where any of the foregoing would not have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations, of Parent. No Consent of any Governmental Body is necessary on the part of Parent or Merger Sub for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement.

3.4              Valid Issuance. All shares of Parent Common Stock to be issued in the Merger will when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and free of preemptive rights.

3.5              Capitalization. As of the Execution Date, the authorized and outstanding capital stock of Parent consists, and as of the Closing Date the authorized and outstanding capital stock of Parent will consist, of:

(a)               400,000,000 shares of Parent Common Stock, of which 23,161,585 shares are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(b)               1,000,000 shares of preferred stock, par value $0.0001 per share, none of which is issued and outstanding.

(c)                Parent Warrants to purchase an aggregate of 25,992,500 shares of Parent Common Stock. All of the Parent Warrants have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(d)               On or prior to the Closing, all of the Total Merger Shares (i) will be issued or have been issued in compliance with all applicable federal, state and foreign securities laws and other Legal Requirements and (ii) will not be issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Company.

(e)                Parent has never declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, nor has the Company redeemed, repurchased or otherwise reacquired any shares of its capital stock or other security other than repurchases at the lower of cost or the current fair market value thereof from former employees in accordance with the terms of such employees’ purchase agreements.

(f)                Parent has no stock plan, stock purchase agreement, stock option agreement, employment agreement or other Contract between Parent and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions, Parent’s repurchase rights or other terms of such Contract as the result of: (i) termination of employment (whether actual or constructive); (ii) any Acquisition Transaction; or (iii) the occurrence of any other event or combination of events.

(g)               No issued and outstanding shares of any of the capital stock of Parent are held by Parent in its treasury or by any Subsidiaries of Parent.

(h)               Aside from the Parent Warrants, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating Parent to issue or sell any additional shares of the capital stock of, or other equity interest in, Parent.

3.6              Merger Sub. Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Merger Sub has not engaged in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement.

3.7              SEC Filings; Financial Statements. Parent has filed with the SEC and has heretofore made available to the Company true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries under the Exchange Act (collectively, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Parent SEC Documents fairly presented in all material respects the financial position of Parent as of the respective dates thereof, and the other related financial statements (including the related notes) included therein fairly presented in all material respects the results of operations and cash flows of Parent for the respective periods or as of the respective dates set forth therein. Each of the balance sheets and statements of operations and cash flows (including the related notes) included in the Parent SEC Documents has been prepared in all material respects in accordance with GAAP, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

3.8              Taxes. Parent has duly and timely filed all material Tax Returns and reports (including information returns and reports) as required by law. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Legal Requirements. Except as set forth in Section 3.8 of the Parent Schedule of Exceptions, Parent has paid all material Taxes and other assessments due (whether or not shown on a Tax Return), except those contested by it in good faith with respect to which (i) an adequate reserve therefor has been established and is maintained in accordance with GAAP and (ii) there has been no action to foreclose a lien on Parent’s property as a result of such unpaid Taxes. There are no Encumbrances on any of the assets of Parent that arose in connection with any failure (or alleged failure) to pay any Tax. Parent has not executed any waiver of any statute of limitations on the assessment or collection of any Tax. None of the Company’s federal or foreign income Tax Returns and none of its state income or franchise tax or sales or use Tax Returns has ever been audited by any Governmental Body, which audit has not been resolved. Since the Company’s inception, neither the Company nor any Subsidiary has incurred any Taxes other than in the ordinary course of business. Parent has withheld or collected from each payment made to each of its employees, the amount of all material Taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositories. To Parent’s knowledge, no claim has been made by any Governmental Body in a jurisdiction where Parent does not file Tax Returns that Parent is or may be subject to taxation by that jurisdiction. There is no dispute or claim concerning any Tax liability of the Parent either (a) claimed or raised by any Governmental Body in writing or (b) as to which the Parent has knowledge.

3.9              No Discussions. Other than discussions and negotiations relating to the transactions contemplated by this Agreement, including with AIA and PAR with respect to the AIA Transaction Agreements, Parent is not actively pursuing with any other Person (each, a “Target”) (a) a sale or exclusive license of all or substantially all of any Target’s assets to Parent or any of its subsidiaries or affiliates, (ii) any merger, consolidation or other business combination transaction with respect to any Target, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by Parent or any of its subsidiaries or affiliates of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of any Target.

3.10          Parent Vote Required. The vote of such holders of shares of Parent Common Stock as set forth in the Proxy Statement is required to approve the Parent Voting Matters (collectively, the “Required Parent Vote”). Other than the Required Parent Vote, there are no other votes of the holders of Parent Common Stock or of any other class or series of the capital stock of Parent necessary with respect to such matters.

3.11          Trust Account. As of the date of this Agreement, Parent has at least $189,643,330.90 of funds held in the trust account established for the benefit of the public stockholders of Parent (the “Trust Account”), such monies being invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust pursuant to that certain Investment Management Trust Agreement by and between Parent and American Stock Transfer & Trust Company, LLC (the “Trustee”) dated as of May 12, 2011 (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect and/or that would entitle any Person (other than as set forth in this Section 3.11) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and franchise taxes and expenses from any interest income earned in the Trust Account and (y) to purchase up to the Maximum Redemption Amount of Parent Common Stock sold in Parent’s initial public offering at a price per share no greater than the Parent Share Price. Following the Closing and notice thereof to the Trustee, the Trustee shall be obligated to release as promptly as practicable all funds held in the Trust Account to Parent, and, thereafter, the Trust Account shall terminate; provided that Parent shall pay each of the following liabilities and obligations as and when due: (i) on the Closing, all amounts payable to Parent Stockholders who have exercised their rights to cause the Parent to redeem their shares of Parent Common Stock for cash pursuant to Parent’s certificate of incorporation (provided that in no event may the aggregate number of shares of Parent Common Stock redeemed by Parent prior to the Closing in accordance with clause (y) of the preceding sentence and any shares of Parent Common Stock redeemed by Parent pursuant to this clause (i) exceed the Maximum Redemption Amount), (ii) all amounts payable to the underwriters in Parent’s initial public offering and other designated Persons, in an amount not to exceed $6,647,375 in the aggregate to all such underwriters and other designated Persons, representing deferred underwriting commissions and discounts payable upon consummation of the Closing and certain advisory fees, (iii) fees with respect to filings, applications and/or other actions taken pursuant to this Agreement required under the HSR Act, (iv) amounts payable to Global Eagle Acquisition LLC or its members or affiliates as may relate to (A) unpaid loans made to Parent and unreimbursed, documented out-of-pocket expenses incurred on behalf of Parent in connection with the business and operations of Parent, (B) unpaid amounts owed to Roscomare Ltd. for office space, secretarial and administrative services pursuant to the Letter Agreement, dated as of February 2, 2011, between Roscomare Ltd. and Parent, and (C) unpaid amounts owed to James A. Graf for consulting services pursuant to the Consulting Agreement, dated as of May 12, 2011, (v) all fees, costs and expenses (including legal fees, accounting fees, printer fees, and other professional fees) that have been incurred or that are incurred by Parent, Merger Sub, the Company, AIA, or PAR in connection with the transactions contemplated by this Agreement and the AIA Transaction Agreements and (vi) unpaid franchise and income taxes of Parent, provided, further, that, after payment of all the aforementioned liabilities and obligations from the Trust Account, the remaining monies in the Trust Account shall, as a result of the Merger, become an asset of Parent at and after the Effective Time. As of the Effective Time, those obligations of Parent to dissolve or liquidate within a specified time period as contained in Parent’s certificate of incorporation will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated by this Agreement and the AIA Transaction Agreements, and no Parent Stockholder shall be entitled to receive any amount from the Trust Account.

3.12          Brokers or Finders. Except as set forth in Section 3.12 of the Parent Schedule of Exceptions, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 4.	Certain Covenants of the Company and Par

4.1              Access and Investigation. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to provide Parent and Parent’s Representatives with: (a) full access to its personnel, premises, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; (b) copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (c) such additional financial, operating and other data and information regarding the Company as Parent may reasonably request.

4.2              Company Operations. Without the prior written consent of Parent, during the Pre-Closing Period:

(a)               the Company and its Subsidiaries shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b)               the Company shall use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with it;

(c)                the Company shall keep in full force all insurance policies identified in Section 2.14 of the Schedule of Exceptions;

(d)               neither the Company nor any Subsidiary shall make any binding material proposal or enter into, amend or terminate any Material Contract (including, without limitation, any lease of real property);

(e)                the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Company Capital Stock, and the Company shall not repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities;

(f)                the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security (except upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement or upon conversion of any shares of Company Preferred Stock into shares of Company Common Stock and except with respect to the issuance of additional options prior to the Closing Date to the officers and employees of the Company under the 2011 Equity Incentive Plan), (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(g)               the Company shall not amend or waive any of its rights under (i) any provision of 2011 Equity Incentive Plan, (ii) any provision of any agreement evidencing any outstanding option or right to purchase equity securities of the Company, or (iii) any provision or any restricted stock purchase agreement;

(h)               neither the Company nor any Subsidiary shall amend or permit the adoption of any amendment to any of the Charter Documents;

(i)                 neither Company nor any Subsidiary shall form any subsidiary or acquire any equity interest or other interest in any other Entity;

(j)                 neither the Company nor any Subsidiary shall (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract requiring the Consent of any other party to such Contract in connection with the Merger or the other transactions contemplated by this Agreement, (ii) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (iii) amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;

(k)               neither the Company nor any Subsidiary shall (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business) or (ii) incur or guarantee any indebtedness for borrowed money;

(l)                 neither the Company nor any Subsidiary shall (i) establish, adopt or amend any employee benefit plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee, consultant or independent contractor;

(m)             the Company shall not change any of its methods of accounting or accounting practices in any material respect;

(n)               neither the Company nor any Subsidiary shall make any material Tax election;

(o)               neither the Company nor any Subsidiary shall commence or settle any Legal Proceeding;

(p)               neither the Company nor any Subsidiary shall take any other action, or enter into any transaction of the sort, set forth in Section 2.12 above; and

(q)               neither the Company nor any Subsidiary shall agree or commit to take any of the actions described in clauses “(d)” through “(p)” above; provided that, notwithstanding anything contained in this Section 4.2 to the contrary, after the Execution Date the Company shall not be restricted from acquiring the Repurchased Shares or issuing the Company Recap Notes or the Backstop Note.

4.3              Notification; Updates to Schedule of Exceptions.

(a)               During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(i)                 the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

(ii)               any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii)             any breach of any covenant or obligation of the Company; and

(iv)             any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely.

(b)               If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Schedule of Exceptions, or if any such event, condition, fact or circumstance would require such a change assuming the Schedule of Exceptions were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Schedule of Exceptions specifying such change. No such update shall be deemed to supplement or amend the Schedule of Exceptions for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, for purposes of the indemnification provisions set forth in Section 10 or otherwise, or (ii) determining whether any of the conditions set forth in Section 8 has been satisfied.

4.4              No Negotiations. During the Pre-Closing Period, none of the Company, PAR nor any of their respective Representatives shall, directly or indirectly:

(a)               solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

(b)               participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

(c)                consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company, PAR or any Representative thereof during the Pre-Closing Period.

4.5              Public Announcements. From and after the date of this Agreement, the Company shall not (i) issue any press release regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement or (ii) make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, in each case without Parent’s prior written consent. The Company shall not provide any written materials (including by email) to its employees generally (or to any subset thereof), or to its customers or partners generally (or to any subset thereof), regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement without Parent’s prior written consent; provided, that the Company may provide written materials to the Company Stockholders in such form approved by Parent in accordance with Sections 4.9(a) and (b).

4.6              Trust Account Waiver. Each of the Company and PAR acknowledges and agrees that Parent is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. Each of the Company and PAR acknowledges and agrees that Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. For and in consideration of Parent and Merger Sub entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company and PAR, on behalf of itself and any of their respective managers, directors, officers, affiliates, members, stockholders, trustees, hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, any such claims against Parent or Merger Sub arising under this Agreement.

4.7              Notices and Consents. The Company and its Subsidiaries shall give any notices to third parties referred to in Section 2.3 of the Schedule of Exceptions, and shall use their reasonable best efforts to obtain any third-party Consents set forth in Section 2.3 of the Schedule of Exceptions.

4.8              Company Stockholder Approval.

(a)               On the Execution Date, the Board shall submit this Agreement for adoption by the Company Stockholders by written consent and recommend that the Company Stockholders adopt this Agreement, and shall include in such submissions sent to Non-Accredited Company Stockholders a copy of the draft preliminary Proxy Statement. The Company shall use its reasonable best efforts to obtain the Company Stockholder Approval within three (3) business days following the Execution Date in compliance with applicable Legal Requirements.

(b)               After the Company Stockholder Approval has been obtained, the Company shall send, pursuant to Sections 228 and 262(d) of the DGCL, a written notice to all Company Stockholders that did not execute the written consent under which the Company Stockholder Approval was obtained, informing them that this Agreement was adopted and that appraisal rights are available for their Company Capital Stock pursuant to Section 262 of the DGCL (which notice shall include a copy of such Section 262).

4.9              Certain Company Covenants Related to Proxy Statement and Additional Parent Filings. The Company acknowledges that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by Parent under the Exchange Act in connection with the transactions contemplated hereby (including, without limitation, a current report on Form 8-K required to be filed after the Closing regarding these transactions sometimes referred to as a “Super 8-K”) (collectively, “Additional Parent Filings”) shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to promptly provide Parent with all information concerning the Company, its management, operations and financial condition, in each case, required to be included in the Proxy Statement and Additional Parent Filings or as otherwise requested by Parent. The Company and its Subsidiaries shall make their managers, directors, officers and employees available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC.

4.10          Company Penny Warrants. The Company shall use its reasonable best efforts to cause the holders of Company Penny Warrants to exercise each such Company Penny Warrant prior to or at Closing.

4.11          2011 Equity Incentive Plan. The Company shall take all actions necessary to terminate the 2011 Equity Incentive Plan as of the Effective Time.

Section 5.	Certain Covenants of Parent

5.1              Proxy Statement. As promptly as practicable after the execution of this Agreement, Parent shall file with the SEC a proxy statement in connection with the transactions contemplated by this Agreement (the “Proxy Statement”) for delivery to Parent Stockholders, which Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act, the DGCL and NASDAQ rules. In that regard, Parent shall set a record date (the “Parent Record Date”) for determining the Parent Stockholders entitled to attend a meeting of the Parent Stockholders to vote on the Parent Voting Matters (the “Parent Stockholder Meeting”). Parent shall cause a copy of the Proxy Statement to be delivered to each Parent Stockholder who was a Stockholder as of the Parent Record Date and, as promptly as practicable thereafter, Parent shall use commercially reasonable efforts to hold the Parent Stockholder Meeting and to solicit from each Parent Stockholder a proxy or vote in favor of proposals to approve (i) the principal terms of the Merger and the adoption of this Agreement, (ii) the principal terms of the AIA Acquisition and the adoption of the AIA Acquisition Agreement and (iii) the authorization and adoption of the Parent 2012 Equity Incentive Plan and iv) the other proposals submitted to the vote of the Parent Stockholders in the Proxy Statement (collectively, the “Parent Voting Matters”).

5.2              Parent Operations. Without the prior written consent of the Company, during the Pre-Closing Period:

(a)               Parent shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b)               Parent shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, and Parent shall not shall repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

(c)                except as otherwise contemplated by this Agreement and by the AIA Transaction Agreement, Parent shall not shall sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security, in each case other than entry into agreements for issuances and sales of shares of Parent Common Stock (or securities convertible into or exchangeable for shares of Parent Common Stock) at the Closing for a purchase price per share greater than or equal to the Parent Share Price;

(d)               Parent shall not shall amend or permit the adoption of any amendment to any of its charter documents;

(e)                Parent shall not shall enter into, or permit any of the assets owned or used by it to become bound by, any Contract requiring the Consent of any other party to such Contract in connection with (i) the Merger or the other transactions contemplated by this Agreement or (ii) the AIA Transaction Agreements;

(f)                Parent shall not shall (i) lend money to any Person (except that Parent may make routine travel advances to employees in the ordinary course of business) or (ii) incur or guarantee any indebtedness for borrowed money in excess of $1 million;

(g)               Parent shall not shall change any of its methods of accounting or accounting practices in any material respect; or

(h)               Parent shall not shall agree or commit to take any of the actions described in clauses ”(b)” through “(g)” above.

5.3              Public Announcements. From and after the date of this Agreement, except to the extent required by the Securities Act and the Exchange Act, Parent shall not (i) issue any press release regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement or (ii) make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, in each case without the Company’s prior written consent.

5.4              No Other Transactions. During the Pre-Closing Period, neither Parent nor any of its Representatives shall, directly or indirectly:

(a)               Commence, initiate or renew any discussion, proposal or offer to any Target;

(b)               Commence or renew any due diligence investigation of any Target;

(c)                participate in any discussions or negotiations or enter into any term sheet, memorandum of understanding or other Contract with, any Target; or

(d)               consider, entertain or present any proposal or offer to any Target relating to a possible Acquisition Transaction.

5.5              Indemnification Agreements. Prior to the Closing, Parent shall enter into an indemnification agreement with each of the individuals who will be directors of Parent immediately following the Closing, each in such form reasonably satisfactory to Parent and the Company.

5.6              Post-Closing Covenants of Parent. Parent hereby agrees and covenants as to the following, from and after the Closing:

(a)               All rights to indemnification for acts or omissions occurring through the Closing existing as of the date hereof in favor of the current directors and officers of the Company as provided in the Charter Documents or in any indemnification agreements between the Company and any of its directors or officers (all of which, for purposes of clarification, are set forth in Section 2.19 of the Schedule of Exceptions) shall survive the Merger and shall continue in full force and effect in accordance with their respective terms.

(b)               For a period of six (6) years after the Closing, Parent shall cause to be maintained by the Surviving Corporation the current policies of directors’ and officers’ liability insurance maintained by the Company as of the Closing (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing; provided, however, that in no event shall Parent or Surviving Corporation be required to expend under this Section 5.6(b) more than an amount equal to 200% of the current annual premiums paid by the Company for such insurance.

(c)                If Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.6.

Section 6.	Covenants of Company and Parent.

6.1              Cooperation. Each of the Company and Parent will its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Sections 7 and 8). Without limiting the foregoing, the Company shall, and shall cause its Subsidiaries and each of their respective officers, employees and non-employee representatives to, use reasonable efforts to provide to Parent such customary cooperation reasonably requested by Parent in connection with the solicitation of proxies for the Parent Stockholder Meeting and/or the holding or purchase of shares of Parent Common Stock, in each case related to the transactions contemplated hereby, including, without limitation, attending and participating in such presentations, meetings and roadshows reasonably requested by Parent and providing such information, financial or otherwise, reasonably requested by Parent in connection therewith.

6.2              HSR Act. Each of the Company and Parent will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act in connection with the transactions contemplated hereby, will use its reasonable best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable.

6.3              Updates to Proxy Statement. If at any time prior to the Effective Time, any information relating to Parent, the Company or its Subsidiaries, or any of their respective subsidiaries, affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement should be discovered by Parent or the Company, as applicable, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent; provided, however, that no information received by the Company or Parent pursuant to this Section 6.3 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other party, and no such information shall be deemed to change, supplement or amend the Schedules of Exceptions or Parent Schedule of Exceptions, as the case may be.

Section 7.	Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

7.1              Accuracy of the Company’s Representations.

(a)               All of the Company’s representations and warranties in this Agreement that contain “Material Adverse Effect” or other “materiality” or similar qualifiers shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date.

(b)               All of the Company’s representations and warranties in this Agreement that do not contain “Material Adverse Effect” or other “materiality” or similar qualifiers shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date.

7.2              Performance of Covenants. All of the covenants and obligations that the Company or any of its Subsidiaries is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3              Parent Stockholder Approval. The Required Parent Vote shall have been obtained.

7.4              Required Consents. All third party Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement set forth in Section 7.5 of the Schedule of Exceptions shall have been obtained by the Company and shall be in full force and effect.

7.5              Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)               the Registration Rights Agreement, executed by PAR;

(b)               the Escrow Agreement, executed by the Stockholders’ Agent and the Escrow Agent;

(c)                the Certificate of Merger, executed by the Company, to be filed with the Secretary of State of the State of Delaware in accordance with Section 1.3;

(d)               a certificate executed by the Chief Executive Officer of the Company containing the representation of such Chief Executive Officer on behalf of the Company that the conditions set forth in Sections 7.1, 7.2, 7.6 and 7.13 have been duly satisfied;

(e)                a statement in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code, duly executed by the Company;

(f)                a certificate of the Secretary of the Company, certifying to (i) the incumbency and specimen signature of each officer of the Company executing this Agreement and any other document executed on behalf of the Company, (ii) the organizational documents of the Company, (iii) the resolutions of the Board of Directors of the Company approving and adopting this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, which shall not have been modified, revoked or rescinded as of the Closing, and (iv) Company Stockholder Approval, which shall not have been modified, revoked or rescinded as of the Closing;

(g)               a certificate of good standing with respect to the Company and each of its Subsidiaries, dated not more than five (5) days prior to the Closing Date, from the state of Delaware and all states listed with respect to such Entity in Section 2.1 of the Schedule of Exceptions;

(h)               written resignations of all directors of the Company and of each Subsidiary, effective as of the Closing Date;

(i)                 executive employment agreements between the Company and each of the Company Executives, each in form acceptable to Parent (collectively, the “Employment Agreements”); and

(j)                 a waiver executed and delivered by each “disqualified person” within the meaning of Section 280G of the Code entitled to any Excess Payments, pursuant to which each such Person has agreed to waive any right or entitlement to any Excess Payments unless any requisite stockholder approval of those payments and benefits are obtained, together with an approval of such Excess Payments by the stockholders of the Company in a manner satisfying all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, in each case in form and substance reasonably satisfactory to Parent.

7.6              Absence of Material Adverse Effect. There shall not have occurred any Material Adverse Effect on the Company, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

7.7              Backstop Agreement. The Backstop Agreement shall remain in full force and effect, and PAR shall have complied in all material respects with its obligations under the Backstop Agreement.

7.8              AIA Transactions. The transactions contemplated by the AIA Transaction Agreements shall be consummated.

7.9              HSR Act. All waiting periods applicable to the Merger and the other transactions contemplated by this Agreement and the Transaction Agreements under the HSR Act shall have expired or been terminated.

7.10          No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby.

7.11          No Legal Proceedings; Bankruptcy. No Governmental Body or other Person shall have commenced or threatened to commence any Legal Proceeding (a) challenging or seeking the recovery of a material amount of damages in connection with the Merger or (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Company.

7.12          Appraisal Rights. Company Stockholders holding no more than 5.0% of the outstanding shares of Company Capital Stock on a fully-diluted basis shall have exercised or otherwise perfected their rights of appraisal pursuant to applicable law with respect to such shares.

7.13          Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

Section 8.	Conditions Precedent to Obligations of the Company

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

8.1              Accuracy of Representations.

(a)               All of Parent’s and Merger Sub’s representations and warranties in this Agreement that contain “material adverse effect” or other “materiality” or similar qualifications shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date.

(b)               All of Parent’s and Merger Sub’s representations and warranties in this Agreement that do not contain “material adverse effect” or other “materiality” or similar qualifiers shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date.

8.2              Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3              Share Redemptions. Parent shall not have redeemed or otherwise be obligated to redeem Parent Shares in an amount that is greater than the Maximum Redemption Amount.

8.4              Parent Stockholder Approval. The Required Parent Vote shall have been obtained.

8.5              Agreements and Documents. The Company shall have received the following documents each of which shall be in full force and effect:

(a)               the Registration Rights Agreement executed by Parent and Parent’s Sponsor;

(b)               the Escrow Agreement executed by Parent and the Escrow Agent;

(c)                a certificate executed by an officer of Parent containing the representation of such officer that the conditions set forth in Sections 8.1, 8.2, and 8.4 have been duly satisfied;

(d)               a certificate of the Secretary of each of Parent and Merger Sub, certifying to (i) the incumbency and specimen signature of each officer of Parent or Merger Sub, as applicable, executing this Agreement and any other document executed on behalf of Parent or Merger Sub, as applicable, (ii) the organizational documents of Parent or Merger Sub, as applicable, (iii) the resolutions of the Board of Directors of Parent and Merger Sub, as applicable, approving and adopting this Agreement, the Transaction Agreements to which such Entity is a party and the transactions contemplated hereby and thereby, which shall not have been modified, revoked or rescinded as of the Closing, and (iv) the Required Parent Vote, which shall not have been modified, revoked or rescinded as of the Closing; and

(e)                a certificate of good standing with respect to Merger Sub, dated not more than five (5) days prior to the Closing Date, from the state of Delaware.

8.6              AIA Transactions. The transactions contemplated by the AIA Transaction Agreements shall be consummated.

8.7              HSR Act. All waiting periods applicable to the Merger and the other transactions contemplated by this Agreement and the Transaction Agreements under the HSR Act shall have expired or been terminated.

8.8              No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby.

8.9              No Legal Proceedings; Bankruptcy. No Governmental Body or other Person shall have commenced or threatened to commence any Legal Proceeding (a) challenging or seeking the recovery of a material amount of damages in connection with the Merger or (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Company.

8.10          Trust Account. Parent shall have made appropriate arrangements to have all Trust Account funds disbursed to Parent as promptly as practicable following the Closing, and the amount of such funds, assuming, solely for the purposes of this condition, that Parent shall not have redeemed, nor have any obligation to redeem, any shares of Parent Common Stock in connection with the transactions hereby, shall be no less than $169,643,330.90.

8.11          Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

8.12          Restated Parent Organizational Documents. The certificate of incorporation of Parent shall be amended and restated in the form attached hereto as Exhibit H, and the bylaws of Parent shall be amended and restated in the form attached hereto as Exhibit I.

Section 9.	Termination

9.1              Termination Events. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the Company Stockholder Approval or Required Parent Vote has been obtained):

(a)               by mutual written consent of Parent and the Company;

(b)               by either Parent or the Company if the Merger shall not have been consummated by February 18, 2013 (the “Outside Date”) (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

(c)                by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)               by Parent if the Parent Stockholders shall have taken a final vote on the principal terms of the Merger and the adoption of this Agreement, and the Required Parent Vote has not been received;

(e)                by Parent if any of the Company’s representations and warranties contained in this Agreement shall have been inaccurate in any material respect as of the date of this Agreement or shall have become inaccurate in any material respect as of any subsequent date (as if made on such subsequent date), or if any of the Company’s covenants contained in this Agreement shall have been breached in any material respect; provided, however, that Parent may not terminate this Agreement under this Section 9.1(e) on account of an inaccuracy in the Company’s representations and warranties or on account of a breach of a covenant by the Company unless such inaccuracy or breach (if curable) is not cured by the Company within ten (10) calendar days after receiving written notice from Parent of such inaccuracy or breach;

(f)                by the Company if any of Parent’s or Merger Sub’s representations and warranties contained in this Agreement shall have been inaccurate in any material respect as of the date of this Agreement or shall have become inaccurate in any material respect as of any subsequent date (as if made on such subsequent date), or if any of Parent’s or Merger Sub’s covenants contained in this Agreement shall have been breached in any material respect; provided, however, that the Company may not terminate this Agreement under this Section 9.1(f) on account of an inaccuracy in Parent’s or Merger Sub’s representations and warranties or on account of a breach of a covenant by Parent or Merger Sub (ii) unless such inaccuracy or breach (if curable) is not cured by Parent within 15 calendar days after receiving written notice from the Company of such inaccuracy or breach;

(g)               by Parent if the Company has breached Section 4.4;

(h)               by the Company if Parent has breached Section 5.4.; or

(i)                 by either Parent or the Company if the Company has not delivered the Company Stockholder Approval within three (3) business days following the Execution Date.

9.2              Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Sections 9.1(b), 9.1(c), 8.1(d), 9.1(e), 9.1(g) or (9.1)(i), then Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Sections 9.1(b), 9.1(c), 9.1(f), 9.1(h) or 9.1(i), then the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

9.3              Fees Payable by the Company. If this Agreement is terminated by Parent pursuant to Section 9.1(g) then, concurrently with the consummation of an Alternative Transaction by the Company on or prior to the Outside Date, the Company shall pay to Parent the Termination Payment by wire transfer of immediately available funds to a bank account designated by Parent.

9.4              Fees Payable by Parent. If this Agreement is terminated by the Company pursuant to Section 9.1(h) then, concurrently with the execution of a term sheet, memorandum of understanding or Agreement with a Target on or prior to the Outside Date, Parent shall pay the Termination Payment to the Company by wire transfer of immediately available funds to a bank account designated thereby.

9.5              Effect of Termination. If this Agreement is terminated pursuant to Sections 9.1 or 9.2, all further obligations of the parties under this Agreement, other than with respect to payment of the Termination Payment under either Section 9.3 or 9.4, shall terminate without any liability of any party hereto or any of their respective affiliates or their respective directors, officers, stockholders, members, managers, partners, employees, agents or representatives, provided, that (a) none of the parties shall be relieved of any obligation or liability arising from any prior willful breach by such party of any provision of this Agreement, and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11.

Section 10.	Indemnification, Etc.

10.1          Survival of Representations, Etc.

(a)               Subject to Section 10.1(b), the representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall survive the Closing and shall expire on the eighteen (18) month anniversary of the Closing Date (the “Expiration Date”), provided, however, that if, at any time prior to the Expiration Date, any Parent Indemnified Party (acting in good faith) delivers to the Stockholders’ Agent, or Stockholders’ Agent (acting in good faith) delivers to Parent, a written notice alleging the existence of an inaccuracy in or a breach of any of the representations or warranties of the Company, Parent or Merger Sub (and setting forth in reasonable detail the basis for such Indemnified Party’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 10.2 or Section 10.6 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

(b)               The limitations set forth in Section 10.1(a) shall not apply in the case of claims based upon fraud or willful misconduct.

(c)                The covenants and other agreements by each of the parties contained in this Agreement shall survive the consummation of the Merger until they are otherwise terminated, whether by their terms or as a matter of applicable law.

10.2          Indemnification.

(a)               From and after the Closing Date, the Merger Stockholders, severally but not jointly, shall hold harmless and indemnify each of each of Parent, Merger Sub and their Affiliates, and each of their respective officers, directors, employees, agents and representatives (each, a “Parent Indemnified Party,” and, collectively, the “Parent Indemnified Parties”) from and against, and shall compensate and reimburse each of the Parent Indemnified Parties for, any Damages that are directly or indirectly suffered or incurred by any of the Parent Indemnified Parties or to which any of the Parent Indemnified Parties may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) that arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement or the Schedule of Exceptions as of the date of this Agreement, (ii) any inaccuracy in or breach of any representation or warranty set forth (A) in Section 2 or the Schedule of Exceptions as if such representation and warranty had been made on and as of the Closing Date, or (B) in any other document, certificate or other instrument delivered to Parent or Merger Sub in connection with the transactions contemplated hereby, (iii) any breach of any covenant or obligation of the Company set forth in this Agreement (including the covenants set forth in Sections 4 and 6) or the Transaction Agreements, (iv) the exercise by any Company Stockholder of rights of appraisal or dissent under Section 262 of the DGCL or any other applicable law, (v) any Indebtedness to the extent not included in the calculation of the adjustments to the Total Merger Shares set forth in Section 1.14(b), and (vi) any claim, objection or dispute by any Company Stockholder with respect to or arising from the Spreadsheet.

(b)               From and after the Closing Date, Parent shall hold harmless and indemnify the Merger Stockholders and their Affiliates, and each of their respective officers, directors, employees, agents and representatives (each, a “Company Indemnified Party,” and, collectively, the “Company Indemnified Parties”), from and against all Damages that are directly suffered or incurred by any of the Company Indemnified Parties or to which any of the Company Indemnified Parties may otherwise be subject (regardless of whether or not such Damages relate to any third-party claim) that arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub contained in this Agreement or the Parent Schedule or Exceptions as of the date of this Agreement, (ii) any inaccuracy in or breach of any representation or warranty set forth (A) in Section 3 or the Parent Schedule of Exceptions as if such representation and warranty had been made on and as of the Closing Date, or (B) in any other document, certificate or other instrument delivered by Parent or Merger Sub to the Company in connection with the transactions contemplated hereby, and (iii) any breach of any covenant or obligation of Parent or Merger Sub contained in this Agreement (including the covenants set forth in Sections 5 and 6) or the Transaction Agreements.

(c)                Limitations.

(i)                 The Parent Indemnified Parties shall not be entitled to any payment of any amount under Section 10.2(a) after such time as the aggregate of all Damages that the Parent Indemnified Parties may have under Section 10.2(a) exceed the value of the Escrow Shares, valued at the Parent Share Price (such amount, the “Cap”).

(ii)               The Parent Indemnified Parties shall not be entitled to any payment of any amount under Section 10.2(a)(i) or (ii) (other than for breaches of Fundamental Representations) until such time as the total amount of all such Damages that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnified Parties, or to which any one or more of the Parent Indemnified Parties has or have otherwise become subject, exceeds, in the aggregate, the Threshold Amount, in which event the Parent Indemnified Parties shall be entitled to all such Damages, including the Threshold Amount. For purposes of this Agreement, the “Threshold Amount” means $2.5 million.

(iii)             The Company Indemnified Parties shall not be entitled to any payment of any amount under Section 10.2(b) after such time as the aggregate of all Damages that the Company Indemnified Parties may have under Section 10.2(b) exceed the Cap.

(iv)             The Company Indemnified Parties shall not be entitled to any payment of any amount under Section 10.2(b)(i) or (ii) (other than for breaches of Fundamental Representations) until such time as the total amount of all such Damages that have been directly or indirectly suffered or incurred by any one or more of the Company Indemnified Parties, or to which any one or more of the Company Indemnified Parties has or have otherwise become subject, exceeds, in the aggregate, the Threshold Amount, in which event the Company Indemnified Parties shall be entitled to all such Damages, including the Threshold Amount.

(d)               The limitations set forth in Section 10.2(c) shall not apply in the case of claims based upon fraud or willful misconduct, in which case the maximum liability of each Merger Stockholder to the Parent Indemnified Parties shall be limited to the value of 100% of the Merger Consideration, valued using the Parent Share Price, such Merger Stockholder has received pursuant to the provisions of Section 1.5 (the “Aggregate Overall Cap”), and the maximum liability of Parent to the Company Indemnified Parties shall be limited to the Aggregate Overall Cap.

(e)                Each Indemnified Party will take and will cause their respective Affiliates to take all reasonable steps to mitigate and otherwise minimize any Damage to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Damage.

(f)                Notwithstanding anything to the contrary contained in this Section 10 (but in any case subject to Section 10.3), except with respect to claims of fraud or willful misconduct, the Parent Indemnified Parties’ sole and exclusive source of indemnification under this Section 10 shall be the Escrow Account by making a claim pursuant to the terms of the Escrow Agreement. In addition, subject to Section 10.3, Parent Indemnified Parties may not pursue an indemnification claim under this Section 10 for fraud or willful misconduct against any Merger Stockholder individually, unless and only to the extent that all of the proceeds of the Escrow Account have been released or are the subject of a previous claim by a Parent Indemnified Party.

10.3          Exclusivity of Indemnification Remedies. With the exception of (a) claims based upon fraud or willful misconduct and subject to Section 10.2(d) and (b) claims for breach of any Letter of Transmittal or Option Holder Letter of Transmittal (which such claim may be made solely against the breaching Merger Stockholder or holder of Company Options, as the case may be), the right of any Parent Indemnified Party to assert claims for indemnification and to receive indemnification pursuant to this Section 10 shall, after the Closing, be such Person’s sole and exclusive remedy for monetary Damages with respect to any breach of the representations, warranties and covenants contained in this Agreement. The exercise by any Person of any of its rights under this Section 10 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any injunctive or other equitable right, remedy or relief that such Person may be entitled to exercise.

10.4          No Contribution. Upon consummation of the Merger, each Merger Stockholder will be deemed to have waived any right of contribution, right of indemnity or other right or remedy against Merger Sub, the Company and each of its Subsidiaries in connection with any indemnification obligation or any other liability to which he, she or it may become subject under or in connection with this Agreement.

10.5          Defense of Third Party Claims.

(a)               In order for a Parent Indemnified Party or a Company Indemnified Party (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving any Damages or demand made by any person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Stockholders’ Agent, or to Parent, as applicable (the “Indemnifying Party”); provided, that no delay or failure on the part of an Indemnified Party in notifying the Stockholders’ Agent or Parent, as the case may be, shall relieve an Indemnifying Party from its obligations hereunder unless the Indemnifying Party is thereby materially prejudiced (and then solely to the extent of such prejudice).

(b)               The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period set forth in this Section 10.5(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

10.6          Claims Relating to Securities. If (a) prior to the Effective Time, any Person asserts or commences, or threatens to assert or commence, a claim or Legal Proceeding on the basis that such Person is entitled to acquire or receive, or is the owner of, shares of Company Capital Stock or securities convertible into shares of Company Capital Stock, and (b) notwithstanding such claim or Legal Proceeding the Closing occurs, then (i) the shares or other securities that are the basis of such claim or Legal Proceeding shall be deemed to be outstanding for purposes of determining the Share Exchange Ratio; (ii) Parent shall not be required to issue or deliver any shares of Parent Common Stock in respect of such claim or Legal Proceeding (or the shares or other securities forming the basis of such claim or Legal Proceeding) until such claim or Legal Proceeding is finally resolved or settled, which settlement shall not be entered into without the prior written consent of the Stockholders’ Agent (which consent shall not be unreasonably withheld); and (iii) after such claim or Legal Proceeding is finally resolved, any shares of Parent Common Stock being held by Parent in respect of such claim or Legal Proceeding that are not delivered to the Person making such claim or Legal Proceeding or otherwise retained by Parent in accordance with this Section 10.6 shall be distributed to the Merger Stockholders and the Escrow Agent as if such shares were issuable at the Closing in accordance with Section 1. If a claim or Legal Proceeding of the type referred to in this Section 10.6 is settled by the payment of cash, Parent shall be entitled to retain pursuant to this Section 10.6, a number of shares of Parent Common Stock determined by dividing (A) the sum of (1) the amount of cash payable to the Person who asserted such claim or Legal Proceeding in respect of the settlement of such claim or Legal Proceeding and (2) the amount of any legal fees and other expenses incurred by Parent or its Subsidiary in connection with such claim or Legal Proceeding, by (B) the Parent Stock Price.

10.7          Security Interest in Escrow.

(a)               As collateral security for the prompt and complete payment and performance when due of each of the Merger Stockholders’ indemnification, reimbursement and compensation obligations to each Parent Indemnified Party pursuant to this Section 10, and in order to induce Parent to enter into this Agreement, each Merger Stockholder hereby grants to Parent a security interest in all of the Merger Stockholder’s right, title and interest in and to the Escrow Shares and the Escrow Account (as defined in the Escrow Agreement) and all accessions to, substitutions and replacements for, and proceeds thereof. At any time and from time to time, upon the written request of Parent, and at the sole expense of the Merger Stockholders, the Company shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Parent may reasonably deem desirable to obtain the full benefits of the security interest granted hereby, including, (a) executing, delivering and causing to be filed any financing or continuation statements (including “in lieu” continuation statements) under the applicable Uniform Commercial Code with respect to the security interests granted hereby, and (b) executing and delivering and causing the Escrow Agent, or any other applicable depository institution, securities intermediary or commodity intermediary, to execute and deliver a collateral control agreement in order to perfect the security interest created hereunder in favor of Parent (including giving Parent “control” over such Collateral within the meaning of the applicable provisions of Article 8 and Article 9 of the UCC). Each Company Stockholder also hereby authorizes Parent to file any such financing or continuation statement (including “in lieu” continuation statements) without the signature of such Merger Stockholder.

(b)               So long as no Parent Indemnified Party has given a Claim Notice (as defined in the Escrow Agreement) containing a Claim (as defined in the Escrow Agreement) which has not been resolved prior to the Termination Date (as defined in the Escrow Agreement), then upon the Termination Date the security interest granted under this Section 10.7 shall terminate and Parent shall release all of its interest in and to the Escrow Shares and the Escrow Account. In the event such a Claim has not been resolved prior to the Termination Date, the security interest granted under this Section 10.7 shall continue until such time as the Claim is resolved in accordance with the Escrow Agreement, at which time the security interest granted under this Section 10.7 shall terminate and Parent shall release all of its interest in and to the Escrow Shares and the Escrow Account. Upon such termination of the security interest granted under this Section 10.7, Parent shall execute such terminations of any financing statements or other documents required to evidence such termination of the security interest.

10.8          Release of Escrow Shares to Satisfy Indemnification Claims. Subject to the terms of the Escrow Agreement, in the event that any Parent Indemnified Party is entitled to indemnification pursuant to this Section 10, the Parent Indemnified Party may, upon written notice to the Stockholders’ Agent, direct the Escrow Agent to release and transfer to Parent the number of Escrow Shares having an aggregate value on the date thereof equal to the amount owed to the Parent Indemnified Party pursuant to this Section 10 in satisfaction of such claim. For purposes hereof, the value of each Escrow Share shall be equal to the Parent Share Price.

10.9          Materiality. Notwithstanding anything contained herein to the contrary, for purposes of determining the amount of Damages that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement, the Schedule of Exceptions, the Parent Schedule of Exceptions and exhibits hereto shall be read without regard and without giving effect to the term “material,” “Material Adverse Effect” or similar phrases contained in such representation and warranty (i.e., as if such words or phrases were deleted from such representation and warranty.

10.10      Effect of Investigation. The right to indemnification, payment of Damages of a Parent Indemnified Party or other remedies of Parent or any other Parent Indemnified Party based on any representation, warranty, covenant or obligation of the Company contained in or made pursuant to this Agreement, in the Schedule of Exceptions or exhibits hereto shall not be affected or deemed waived by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

Section 11.	Miscellaneous Provisions

11.1          Stockholders’ Agent.

(a)               By virtue of the approval of this Agreement and the Merger, the Stockholders will appoint PAR as the Stockholders’ Agent for purposes of Sections 1.14(b) and 10 to give and receive notices and communications, to execute and deliver the Escrow Agreement, to authorize delivery to Parent Indemnified Party of Parent Common Stock, cash or other property under the Escrow Agreement, to agree to, negotiate, enter into settlements and compromises of indemnification, reimbursement or compensation claims, and to take all other actions necessary or appropriate to act on behalf of the Stockholders under this Agreement. PAR hereby accepts its appointment as the Stockholders’ Agent. Parent shall be entitled to deal exclusively with the Stockholders’ Agent on all matters relating to Sections 1.14(b) and 10, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholders’ Agent, as fully binding upon such Stockholder. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Stockholders.

(b)               The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as the Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment. The Merger Stockholders shall, jointly and severally, indemnify the Stockholders’ Agent and hold the Stockholders’ Agent harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of the Stockholders’ Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Stockholders’ Agent.

(c)                All actions, decisions and instructions of the Stockholders’ Agent taken, made or given pursuant to the authority granted pursuant to this Section 11.1 shall be final, conclusive and binding upon each Stockholder, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(d)               The provisions of this Section 11.1 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Stockholders to the Stockholders’ Agent and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Stockholder.

11.2          Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.3          Fees and Expenses. Following the Closing and upon release of the Parent Trust Account, Parent shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by Parent, the Company and PAR in connection with the transactions contemplated by this Agreement, including, without limitation, all fees, costs and expenses incurred by Parent, the Company and PAR in connection with or by virtue of (a) the investigation and review conducted each such Person and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Schedule of Exceptions and the Parent Schedule of Exceptions) and all agreements, certificates, opinion and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made of given in connection with any of the transactions contemplated by this Agreement, and (d) the consummation of the Merger.

11.4          Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.5          Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) two business days after such notice is sent by registered mail, by courier or express delivery service or by facsimile, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Global Eagle Acquisition Corp.
10900 Wilshire Blvd., Suite 1500
Los Angeles, CA 90024
Attention: Chief Executive Officer
Facsimile: (310) 209-7225

with a copy to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10173-1922
Attention: Joel Rubinstein, Esq.
Facsimile: 212-547-5444

if to the Company:

Row 44, Inc.
4353 Park Terrance Drive, Suite 100
Westlake Village, CA 91361
Attention: General Counsel
Facsimile: 818-706-9431

with a copy to:

Strategic Law Partners, LLP
500 South Grand Avenue, Suite 2050
Los Angeles, CA 90071
Attention: Timothy F. Silvestre, Esq.

Facsimile: 213-213-7301

If to PAR:

PAR Investment Partners, L.P.
One International Place, Suite 2401
Boston, MA 02110
Attention: Chief Operating Officer and General Counsel
Facsimile: 617-556-8875

with a copy to:

Robert P. Whalen , Esq.
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Facsimile: 617-523-1231

11.6          Time of the Essence. For the purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

11.7          Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.8          Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.9          Governing Law; Venue. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws). Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any federal or state court located in New York, New York. Parent and the Company: (a) expressly and irrevocably consent and submit to the jurisdiction of each federal and state court located in New York, New York in connection with any such Legal Proceeding; (b) agree that service of any process, summons, notice or document by U.S. mail addressed to Parent or the Company at the address set forth in Section 11.5 shall constitute effective service of such process, summons, notice or document for purposes of any such Legal Proceeding; (c) agree that each federal or state court located in New York, New York, shall be deemed to be a convenient forum; and (d) agree not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any federal or state court located in New York, New York any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

11.10      Successors and Assigns; Assignment. This Agreement shall be binding upon each of the parties hereto and each of their successors and permitted assigns, if any. This Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto.

11.11      Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach. The parties further agree that no Indemnitee or other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in Section 10, and each party hereto irrevocably waives any right it may have to require any Indemnitee or other Person to obtain, furnish or post any such bond or similarly instrument.

11.12      Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.13      Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

11.14      Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.15      Parties in Interest. Except for (a) the rights of the Company Stockholders set forth in Sections 1.5 and 1.7, (b) the rights of Parent Indemnified Parties and Company Indemnified Parties set forth in Section 10 and (c) the rights of holders of Company Options set forth in Section 1.9(a)(i) and the rights of holders of Company Warrants set forth in Section 1.9(b), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and permitted assigns, if any.

11.16      Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof, including the Letter Agreement dated August 15, 2012 by and among the Company, Parent and PAR; provided, however, that the Mutual Nondisclosure Agreement, dated July 27, 2012, by and between Parent and the Company shall not be superseded by this Agreement and shall remain in effect in accordance with its terms.

11.17      Schedules of Exceptions. The Schedule of Exceptions and Parent Schedule of Exceptions shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein. The information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Sections 2 or 3, as the case may be (or as otherwise required to be set forth in the Schedule of Exceptions or Parent Schedule of Exceptions pursuant to the terms of this Agreement), and shall not be deemed to relate to or qualify any other representation or warranty made by such party hereunder unless such relationship or qualification is reasonably apparent on the face of such disclosure.

11.18      Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby.

11.19      Release. Effective as of the Closing, each Company Stockholder, holder of Company Options and holder of Company Warrants (collectively, the “Company Equityholders”), by virtue of accepting such number of shares of Parent Common Stock to which such Company Equityholder is entitled hereunder, on behalf of himself, herself or itself and its, his or her affiliates and each of its, his or her (as applicable) and their respective officers, directors, employees, agents, successors and assigns (the “Releasing Parties”), hereby releases, acquits and forever discharges Parent, the Company, Merger Sub, each of their respective affiliates, subsidiaries, and any and all of each of their respective successors and assigns, together with all their present and former directors and officers (the “Released Parties”), from any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect (collectively, “Claims”), which the Releasing Party ever had, has or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released Parties, from any time prior to and up to and including the Closing Date, with respect to such Person’s status as a stockholder of the Company. The foregoing shall not constitute a release of claims or any other matter with respect to (i) receipt of such number of shares of Parent Common Stock to which a Company Equityholder is entitled pursuant to the terms and conditions of this Agreement, as further set forth in such Company Equityholder’s Letter of Transmittal or Option Holder Letter of Transmittal, as applicable, (ii) any of the rights of a Company Equityholder or any obligations of the Released Parties to such Company Equityholder, in each case arising under this Agreement, (iii) any of the rights of a Company Stockholder under the Charter Documents to indemnification from the Company for actions or inactions by such Company Stockholder or any of its Affiliates as a director or officer of the Company, (iv) if a Company Equityholder is an employee of the Company as of the Closing Date, any rights of such Company Equityholder to payments in respect of such employment, including rights under any Company Plan identified on the Schedule of Exceptions in accordance with the terms of such plan, and (v) any of the rights of a Company Stockholder or any of its Affiliates under or pursuant to written commercial contracts with the Company set forth on the Schedule of Exceptions and unrelated to such Company Stockholder’s status of a stockholder of the Company, and (vi) PAR’s rights under the Backstop Agreement, the Backstop Fee Agreement and the AIA Transaction Agreements.

11.20      Construction.

(a)               For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)               The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)               Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

[Signature page follows]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Global Eagle Acquisition Corp.,
a Delaware corporation

By: /s/ James Graf___________________
Name: James Graf
Title: Vice President

EAGL Merger Sub Corp.,
a Delaware corporation

By: /s/ James Graf___________________
Name: James Graf
Title: Treasurer and Secretary

Row 44, Inc.,
a Delaware corporation

By: /s/ John La Valle__________________
Name: John La Valle
Title: Chief Executive Officer

Par Investment Partners, L.P.,
as Stockholders’ Agent and on its own behalf solely for the purposes of Sections 4.4, 4.6, 7.7 and 11 hereof

By: PAR Capital Management, Inc., its general partner

By: /s/ Steven M. Smith_________________
Name: Steven M. Smith
Title: Chief Operating Officer and General Counsel

Exhibit A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal or inquiry (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” means any transaction (other than the transaction between Parent and the Company contemplated by this Agreement) involving:

(a) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company (taken as a whole);

(b) the direct or indirect acquisition (including by way of a tender or exchange offer) by of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company; or

(b) any other merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Aggregate Share Number. “Aggregate Share Number” means, immediately prior to the Effective Time, the sum of (a) the total number of shares of Company Common Stock that are issued and outstanding, (b) the total number of shares of Company Common Stock issuable upon conversion or redemption of all issued and outstanding shares of Company Preferred Stock pursuant to the terms of the Restated Certificate (including accrued dividends thereon), (c) the Deemed Company Option Share Number, and (d) the maximum number of shares of Company Common Stock that are issuable upon the full exercise of all Included Company Warrants.

Aggregate Warrant Value. “Aggregate Warrant Value” means $6,958,776; provided, that if at Closing the Black Scholes Value of the Rolled Company Warrants (including only 14% of the Black Scholes Value of the AIA Warrant) is different than such amount, then, upon the request of either the Company or Parent to the other, the Aggregate Warrant Value shall be equal to the Black Scholes Value of the Rolled Company Warrants (including only 14% of the Black Scholes Value of the AIA Warrant) at Closing.

Agreement. “Agreement” means this Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Schedule of Exceptions and Parent Schedule of Exceptions), as it may be amended from time to time.

AIA. “AIA” means Advanced Inflight Alliance AG, a German corporation.

AIA Transaction Agreements. “AIA Transaction Agreements” means the agreements entered into by and among PAR, AIA and Parent for the acquisition by Parent of the outstanding shares of the capital stock of AIA held by PAR.

AIA Warrant. “AIA Warrant” means that certain Preferred Stock Purchase Warrant, PW No. C-1-2, dated as of June 7, 2012, issued by the Company to AIA.

Backstop Agreement. “Backstop Agreement” means that certain Amended and Restated Common Stock Purchase Agreement, dated as of the date hereof, by and between Parent and PAR, as amended, relating to, among other things, the mandatory and optional purchase by PAR of up to 4.75 million shares of Parent Common Stock at a purchase price per share equal to the Parent Share Price.

Backstop Fee Agreement. “Backstop Fee Agreement” means an Agreement between the Company and PAR with respect to the payment due to PAR at the Closing in connection with its execution and delivery of the Backstop Agreement, which payment due to PAR is $11,875,000 in the aggregate.

Black Scholes Value. “Black Scholes Value” means, with respect to any Company Warrant, the value of such Company Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg Financial Markets determined as of the day of the Closing for pricing purposes, and reflecting: (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the Company Warrant as of such date, (ii) volatility of fifty percent (50%), (iii) dividend yield of zero, and (iv) term equal to the remaining term of the Company Warrant as of such date.

Closing Date Working Capital. “Closing Date Working Capital” means the amount as of the Adjustment Calculation Time equal to (A) the Company’s current assets less (B) the Company’s current liabilities (excluding any current portion of Indebtedness), in each case as determined in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements.

Closing Date Working Capital Target. “Closing Date Working Capital Target” means $0.

Closing Net Merger Shares. “Closing Net Merger Shares” means the number of shares of Parent Common Stock equal to the number of Closing Total Merger Shares, reduced by (i) the total number of Company Option Settlement Shares and (ii) the number of shares of Parent Common Stock underlying the Included Company Warrants from and after the Effective Time pursuant to Section 1.9(b).

Closing Total Merger Shares. “Closing Total Merger Shares” means such number of shares of Parent Common Stock equal to (a) the Estimated Net Merger Consideration, divided by (b) the Parent Share Price.

Code. “Code” means the Internal Revenue Code of 1986, as amended.

Company Capital Stock. “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

Company Common Stock. “Company Common Stock” means the Company’s common stock, par value $0.0001 per share.

Company Executives. “Company Executives” means each of John La Valle, Michael Pigott and John Guidon.

Company Intellectual Property. “Company Intellectual Property” means (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or not and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

Company Option. “Company Option” means each option to purchase shares of Company Common Stock outstanding under the 2011 Equity Incentive Plan.

Company Penny Warrant. “Company Penny Warrant” means each Company Warrant (other than the Performance Warrant) which has an exercise price of $0.0001 or less per share of Company Common Stock or Company Preferred Stock, as the case may be.

Company Preferred Stock. “Company Preferred Stock” means the following series of the Company’s Preferred Stock: (a) Series A-1 Convertible Preferred Stock, par value $0.0001 per share, (b) Series A-2 Convertible Preferred Stock, par value $0.0001 per share, (c) Series B-1 Convertible Preferred Stock, par value $0.0001 per share, (d) Series B-2 Convertible Preferred Stock, par value $0.0001 per share, (e) Series C-1 Convertible Preferred Stock, par value $0.0001 per share, and (f) Series C-2 Convertible Preferred Stock, par value $0.0001 per share.

Company Recap Notes. “Company Recap Notes” means the form of promissory note given to a Company Stockholder in connection with the acquisition of Repurchased Shares from such Company Stockholder pursuant to Section 1.10 of this Agreement.

Company Stock Certificate. “Company Stock Certificate” means a valid certificate representing shares of the Company Capital Stock immediately prior to the Closing.

Company Stockholders. “Company Stockholders” means the holders of Company Capital Stock.

Consent. “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Damages. “Damages” include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature; provided, however, that Damages will not include incidental, consequential, indirect, punitive, special or exemplary Damages, except to the extent any such incidental, consequential, indirect, punitive, special or exemplary Damages are part of a claim made by a third party against an Indemnified Party.

Deemed Company Option Share Number. “Deemed Company Option Share Number” means such number calculated by subtracting from the maximum number of shares of Company Common Stock underlying Company Options, such number of shares of Company Common Stock equal to (i) the total exercise price for all such Company Options, divided by (ii) the Theoretical Company Common Share Price, or by such other method agreed to by the Company and PAR which shall not result in Parent’s issuance at Closing of such number of shares of Parent Common Stock exceeding the sum of the Closing Net Merger Shares and the Company Option Settlement Shares.

Effective Time. “Effective Time” means the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall designate in the Certificate of Merger.

Encumbrance. “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent. “Escrow Agent” means American Stock Transfer & Trust Company LLC.

Escrow Agreement. “Escrow Agreement” means that certain Escrow Agreement, dated as of the Effective Date, by and among Parent, the Stockholders’ Agent and the Escrow Agent, with such agreement substantially in the form of Exhibit F hereto.

Estimated Net Merger Consideration. “Estimated Net Merger Consideration” means an amount equal to $250 million, reduced by any Estimated Indebtedness, Estimated Working Capital Shortfall and the Aggregate Warrant Value, and increased by any Estimated Working Capital Surplus.

Excess Payments. “Excess Payments” means amounts in the nature of compensation which may reasonably be deemed contingent on a change of control of the Company for purposes of Section 280G of the Code (including as a result of the consummation of the transactions contemplated by this Agreement) and which otherwise would constitute parachute payments under Section 280G of the Code.

Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Final Net Merger Consideration. “Final Net Merger Consideration” means an amount equal to $250 million, reduced by the Final Indebtedness, any Final Working Capital Shortfall and the Aggregate Warrant Value, and increased by any Final Working Capital Surplus.

Final Net Merger Shares. “Final Net Merger Shares” means the number of shares of Parent Common Stock equal to the number of Final Total Merger Shares, reduced by (i) the total number of Company Option Settlement Shares and (ii) the number of shares of Parent Common Stock underlying the Included Company Warrants from and after the Effective Time pursuant to Section 1.9(b).

Final Total Merger Shares. “Final Total Merger Shares” means such number of shares of Parent Common Stock equal to (a) the Final Net Merger Consideration, divided by (b) the Parent Share Price.

Fundamental Representations. “Fundamental Representations” means those representations and warranties set forth in Sections 2.1 (Organization; Qualification), 2.2 (Power; Authorization), 2.3 (Non-Contravention), 2.4 (Capitalization), 2.6 (Brokers or Finders), 2.13 (Taxes), 3.1 (Organization; Qualification), 3.2 (Power; Authorization), 3.3 (No Conflict; Consents), 3.5 (Capitalization), 3.8 (Taxes) and 3.12 (Brokers or Finders).

Governmental Authorization. “Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Hazardous Materials. “Hazardous Materials” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment

HSR Act. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Included Company Warrants. “Included Company Warrants” means (i) any Company Penny Warrants which are not exercised at or prior to the Closing and (ii) the portion of the Performance Warrant which, as of the Effective Time, is vested.

Indebtedness. “Indebtedness” means (i) all obligations of the Company or any Subsidiary for borrowed money, whether current or unfunded, secured or unsecured (including, for purposes of clarification, payment obligations of the Company under the Backstop Fee Agreement, Repurchase Notes or any other agreement for the Company’s purchase of Repurchased Shares pursuant to Section 1.10), (ii) all obligations of the Company or any Subsidiary for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the Company’s business consistent with past practice), (iii) all obligations of the Company or any Subsidiary created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or its Subsidiary, (iv) all obligations of the Company of any Subsidiary secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of property subject to such mortgage or Encumbrance, (v) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which the Company or any Subsidiary is liable as lessee, (vi) any obligation of the Company or any Subsidiary in respect of bankers’ acceptances or letters of credit, (vii) any obligations secured by Encumbrances on property acquired by the Company or any Subsidiary, whether or not such obligations were assumed by the Company or its Subsidiary at the time of acquisition of such property, (viii) all unfunded Company Plans, (ix) all obligations of a type referred to in clause (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) above which are directly or indirectly guaranteed by the Company or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (x) interest, principal, prepayment penalty, fees, or expenses, to the extent due and owing in respect of those items listed in clauses (i) through (ix) above, whether resulting from their payment or discharge or otherwise and (xi) any refinancings of any of the foregoing obligations.

Indemnitees. “Indemnitees” means any Person entitled to indemnification pursuant to Section 10 of this Agreement.

Key Employee. “Key Employee” means (i) any executive-level employee of the Company, including, without limitation, the Company Executives, and (ii) any employee who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

Legal Proceeding. “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Letter of Transmittal. “Letter of Transmittal” means a letter of transmittal to be executed and delivered by holders of shares of Company Capital Stock pursuant to the exchange procedures set forth in Section 1.7, in such form to be mutually agreed to by Parent and the Company prior to Closing; provided, that such letter of transmittal shall provide that (a) (1) forty percent (40%) of the shares of Parent Common Stock (other than the Escrow Shares) issued to or otherwise held by the holder (including shares of Parent Common Stock underlying any warrants held by such holder) and (2) all of the Escrow Shares being held in escrow for the benefit of the holder, but excluding any shares of Parent Common Stock issued to a holder pursuant to the Backstop Agreement (as the Backstop Agreement may be amended, supplemented or modified) and which shares of Parent Common Stock issued pursuant to the Backstop Agreement shall not be subject to any restriction described herein) (collectively, the “Subject Shares”) may not be sold, transferred or otherwise disposed of until the earlier to occur of (i) six (6) months from the Closing and, (ii) if prior to the end of such six-month period the last sales price of Parent Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 45 days after the Closing, the last day of such 30-trading day period, and (b) the remaining fifty percent (50%) of such Subject Shares may not be sold, transferred or otherwise disposed of until the earlier to occur of (i) the first anniversary of the Closing and, (ii) if prior to such first anniversary the last sales price of Parent Common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least six months after the Closing, the last day of such 30-trading day period; provided, that in each case, the foregoing restrictions will expire immediately prior to the consummation by Parent of a liquidation, merger, stock exchange or other similar transaction after the Closing that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Material Adverse Effect. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Company and its Subsidiaries, taken as a whole, if such violation or other matter (considered together with all other matters that would constitute exceptions to the Company’s representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) would reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise), capitalization, results of operations, financial performance or prospects of the Company and its Subsidiaries, considered as a whole.

Maximum Redemption Amount. “Maximum Redemption Amount” means 12,661,667 shares of Parent Common Stock; provided, that to the extent that, on or after the date hereof, (a) Parent enters into any agreement (other than the Backstop Agreement) with any Person, pursuant to which such Person (each, an “Additional Purchaser”) is obligated to purchase shares of Parent Common Stock (or any security convertible into or exchangeable for shares of Parent Common Stock) at a price per share greater than or equal to the Parent Share Price prior to the Effective Time, or (b) the Backstop Agreement is amended to provide for PAR’s purchase of more than 4.75 million shares of Parent Common Stock, then the Maximum Redemption Amount shall be increased share-for share by the number of additional shares of Parent Common Stock which such Additional Purchaser or PAR has agreed to purchase pursuant thereto.

Option Holder Letter of Transmittal. “Option Holder Letter of Transmittal” means a letter of transmittal to be executed and delivered by holders of Company Options pursuant to the exchange procedures set forth in Section 1.7, in such form to be mutually agreed to by Parent and the Company prior to Closing; provided, that such letter of transmittal shall provide that (a) fifty percent (50%) of the Subject Shares may not be sold, transferred or otherwise disposed of until the earlier to occur of (i) six (6) months from the Closing and, (ii) if prior to the end of such six-month period the last sales price of Parent Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 45 days after the Closing, the last day of such 30-trading day period, and (b) the remaining fifty percent (50%) of such Subject Shares may not be sold, transferred or otherwise disposed of until the earlier to occur of (i) the first anniversary of the Closing and, (ii) if prior to such first anniversary the last sales price of Parent Common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least six months after the Closing, the last day of such 30-trading day period; provided, that in each case, the foregoing restrictions will expire on the date on which Parent completes a liquidation, merger, stock exchange or other similar transaction after the Closing that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Parent 2012 Equity Incentive Plan. “Parent 2012 Equity Incentive Plan” means the Parent 2012 Equity Incentive Plan in such form submitted by Parent to the vote of its stockholders in the definitive Proxy Statement.

Parent Common Stock. “Parent Common Stock” means shares of Parent’s Common Stock, par value $0.0001 per share.

Parent Options. “Parent Options” means options to acquire shares of Parent Common Stock under the Parent 2012 Equity Incentive Plan.

Parent Schedule of Exceptions. “Parent Schedule of Exceptions” means the schedule (dated as of the date of this Agreement) delivered to the Company on behalf of Parent pursuant to Section 3 of this Agreement.

Parent Share Price. “Parent Share Price” means $10.00.

Parent’s Sponsor. “Parent’s Sponsor” means Global Eagle Acquisition LLC, a Delaware limited liability company.

Parent Stockholders. “Parent Stockholders” means the holders of Parent Common Stock.

Parent Warrants. “Parent Warrants” mean (a) warrants to purchase 18,992,500 shares of Parent Common Stock at an exercise price of $11.50 per share and (b) warrants to purchase 7,000,000 shares of Parent Common Stock at an exercise price of $11.50 per share.

Performance Warrant. “Performance Warrant” means that certain warrant to purchase 101,260,000 shares of Company Common Stock to be issued by the Company to Hughes Network Systems, LLC, subject to the covenants set forth in Section 4.2, at a deemed price of $0.30 per share, the other material terms of which, including the vesting schedule thereof, are further described in Section A of the Schedule of Exceptions.

Person. “Person” means any individual, Entity or Governmental Body.

Proprietary Asset. “Proprietary Asset” means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

Representatives. “Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Registration Rights Agreement. “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Effective Date, by and among Parent, Parent’s Sponsor, PAR and the other parties thereto substantially in the form of Exhibit G hereto.

Required Votes. “Required Votes” means the Required Company Vote and the Required Parent Vote.

Rolled Company Warrants. “Rolled Company Warrants” means all Company Warrants other than (i) the Company Penny Warrants and (ii) the Performance Warrant.

Schedule of Exceptions. “Schedule of Exceptions” means the schedule (dated as of the date of this Agreement) delivered to Parent on behalf of the Company pursuant to Section 2 of the Agreement.

SEC. “SEC” means the United States Securities and Exchange Commission.

Securities Act. “Securities Act” means the Securities Act of 1933, as amended.

Share Exchange Ratio. “Share Exchange Ratio” means, the quotient obtained by dividing (a) the Closing Total Merger Shares by (b) the Aggregate Share Number.

Subsidiary. “Subsidiary” means any Entity of which the Company directly or indirectly owns 50% or more of the equity or that the Company otherwise directly or indirectly controls.

Tax. “Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Termination Payment. “Termination Payment” means a fee of $25 million, plus the reimbursement of all fees and expenses incurred by the Person seeking the Termination Payment in connection with the transactions contemplated by this Agreement through the date of termination of this Agreement pursuant to Section 9.1(g) or 9.1(h), with such total payment, including fees and expenses, not to exceed $27.5 million.

Theoretical Company Common Share Price. “Theoretical Company Common Share Price” means the quotient of (a) the sum of (i) the Estimated Net Merger Consideration and (ii) the aggregate exercise price for all Company Options, divided by (b) the sum of (i) the total number of shares of Company Common Stock that are issued and outstanding, (ii) the total number of shares of Company Common Stock issuable upon conversion or redemption of all issued and outstanding shares of Company Preferred Stock pursuant to the terms of the Restated Certificate (including accrued dividends thereon), (iii) the maximum number of shares of Company Common Stock that are issuable upon the full exercise of all Company Options, and (iv) the maximum number of shares of Company Common Stock that are issuable upon the full exercise of all Included Company Warrants.

Total Merger Shares. “Total Merger Shares” means the Closing Total Merger Shares, as adjusted per Section 1.14(b).

Transaction Agreements. “Transaction Agreements” mean the Voting Agreement, the Escrow Agreement and all other documents, certificates or other instruments entered into or delivered in connection with the transactions contemplated hereby or thereby.

2011 Equity Incentive Plan. “2011 Equity Incentive Plan” means the Company’s Amended and Restated 2011 Equity Incentive Plan.

For purposes of convenience, the capitalized terms listed below are defined herein in the following Sections:

Capitalized Term	Where Defined
Accountant	1.14(b)(iii)
Additional Parent Filings	4.9
Adjustment Calculation Time	1.14(a)
Aggregate Overall Cap	10.2(d)
Appraisal Shares	1.8(c)
Balance Sheet Date	2.11(a)
Board	1.4(c)
Cap	10.2(c)(i)
Certificate of Merger	1.3
Charter Documents	2.3
Claims	11.19
Closing	1.3
Closing Balance Sheet	1.14(b)(i)
Closing Date	1.3
Closing Statement	1.14(b)(i)
COBRA	2.15(a)
Company	Preamble
Company Equityholders	11.19
Company Indemnified Party	10.2(b)
Company Option Settlement Shares	1.9(a)(i)
Company Plan	2.15(a)
Company Stockholder Approval	2.24
Company System	2.17
Company Warrants	2.4(d)

Delivery Date	1.14(b)(ii)
Determination Date	1.14(b)(iii)
DGCL	Recitals
Employment Agreements	7.6(i)
ERISA Affiliate	2.15(b)
Escrow Shares	1.7(b)
Estimated Closing Balance Sheet	1.14(a)
Estimated Closing Date Working Capital	1.14(a)
Estimated Indebtedness	1.14(a)
Estimated Working Capital Shortfall	1.14(a)
Estimated Working Capital Surplus	1.14(a)
Exchange Agent	1.7(a)
Execution Date	Preamble
Expiration Date	10.1(a)
Final Indebtedness	1.14(b)(i)
Final Working Capital	1.14(b)(i)
Final Working Capital Shortfall	1.14(b)(i)
Final Working Capital Surplus	1.14(b)(i)
Financial Statements	2.11(a)
GAAP	2.11(a)
Implied Merger Consideration Per Company Common Share	1.5(d)
Indemnified Party	10.5(a)
Indemnifying Party	10.5(a)
Leased Real Property	2.25
Letter of Transmittal	1.7(b)
Material Contract	2.19(b)
Merger	1.1
Merger Stockholder	1.7(b)
Merger Sub	Preamble
Multiemployer Plan	2.15(b)
Non-Accredited Company Stockholder	1.5(e)
Objection Notice	1.14(b)(iii)
Outside Date	9.1(b)
PAR	Preamble
Parent	Preamble
Parent Indemnified Party	10.2(a)
Parent Record Date	5.1
Parent SEC Documents	3.7
Parent Stockholder Meeting	5.1
Parent Voting Matters	5.1
PCBs	2.20
Post-Closing Additional Shares	1.14(b)(iv)
Post-Closing Matters	1.15
Post-Closing Reduction in Shares	1.14(b)(iv)

Pre-Closing Period	4.1
Proxy Statement	5.1
Related Party	2.16(b)
Released Parties	11.19
Releasing Parties	11.19
Repurchased Shares	1.10
Required Parent Vote	3.10
Restated Certificate	1.5(d)
Spreadsheet	1.5(d)
Substitute Cash Amount	1.5(e)
Surviving Corporation	1.1
Third Party Claim	10.5(a)
Threshold Amount	10.2(c)(ii)
Trust Account	3.11
Trust Agreement	3.11
Trustee	3.11